                                                                     EXHIBIT 2.1

                                                                  EXECUTION COPY

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                             SEARS, ROEBUCK AND CO.,

                                   AS "SELLER"

                                       AND

                                TBC CORPORATION,

                                   AS "BUYER"

                         DATED AS OF SEPTEMBER 21, 2003

                                TABLE OF CONTENTS

ARTICLE I               DEFINITIONS..................................................................................       25

     1.1           Definitions.......................................................................................       25

     1.2           Certain Interpretation Matters....................................................................       34

ARTICLE II              PURCHASE AND SALE OF SHARES..................................................................       34

     2.1           Purchase and Sale of Shares.......................................................................       34

     2.2           Closing...........................................................................................       35

     2.3           Deliveries at the Closing.........................................................................       35

     2.4           Purchase Price Adjustment.........................................................................       35

     2.5           Payment of Payable with Respect to Closing Date Inventory.........................................       37

ARTICLE III             REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE COMPANY..............................       37

     3.1           Organization and Qualification....................................................................       37

     3.2           Capitalization of the Company.....................................................................       38

     3.3           Authorization; Enforceability.....................................................................       38

     3.4           No Conflict or Violation..........................................................................       38

     3.5           Consents and Approvals............................................................................       39

     3.6           Financial Statements..............................................................................       39

     3.7           Absence of Certain Changes or Events..............................................................       39

     3.8           Litigation........................................................................................       39

     3.9           Compliance with Laws, Permits.....................................................................       40

     3.10          Company Contracts.................................................................................       40

     3.11          Certain Business Arrangements Involving the Company's Affiliates..................................       40

     3.12          Suppliers.........................................................................................       41

     3.13          Real Property.....................................................................................       41

     3.14          Title to Tangible Assets..........................................................................       41

     3.15          Environmental Matters.............................................................................       41

     3.16          Company Intellectual Property.....................................................................       42

     3.17          Labor Relations...................................................................................       42

     3.18          Taxes.............................................................................................       43

     3.19          Employee Benefit Plans............................................................................       43

     3.20          Brokers and Finders...............................................................................       44

ARTICLE IV              REPRESENTATIONS AND WARRANTIES OF BUYER......................................................       44

     4.1           Organization......................................................................................       44

     4.2           Authorization; Enforceability.....................................................................       45

     4.3           No Conflict or Violation..........................................................................       45

     4.4           Consents and Approvals............................................................................       45

     4.5           Brokers and Finders...............................................................................       45

     4.6           Absence of Proceeding.............................................................................       45

     4.7           Investment Intent.................................................................................       46

     4.8           Financing.........................................................................................       46

     4.9           No Outside Reliance...............................................................................       46

ARTICLE V               ADDITIONAL COVENANTS.........................................................................       46

     5.1           Access, Investigation; Financial Statements.......................................................       47

     5.2           Best Efforts; Obtaining Consents and Regulatory Authorizations....................................       48

     5.3           Antitrust Matters.................................................................................       49

     5.4           Conduct of Business Prior to the Closing Date.....................................................       50

     5.5           No Public Announcements...........................................................................       51

     5.6           Employee Matters..................................................................................       52

     5.7           Resignations of Directors.........................................................................       55

     5.8           Non-Disparagement.................................................................................       55

     5.9           Parent Group Intellectual Property................................................................       55

     5.10          Compliance with WARN..............................................................................       56

     5.11          Product and Service Warranties, Invoices..........................................................       56

     5.12          Transfer of Business Records; Confidentiality.....................................................       57

     5.13          IBM Master Agreement; Other Sears Service Provider Agreements.....................................       58

     5.14          Speed and Expertise Materials.....................................................................       58

     5.15          Discharge of Certain Liabilities..................................................................       59

     5.16          Financial Statements; Auditor Consents............................................................       59

     5.17          Buyer's Financing.................................................................................       59

ARTICLE VI              CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER.................................................       59

     6.1           Representations, Warranties and Covenants.........................................................       59

     6.2           No Order or Proceedings...........................................................................       60

     6.3           Related Agreements................................................................................       60

     6.4           HSR Act...........................................................................................       60

     6.5           Evidence of Certain Transfers.....................................................................       60

     6.6           Release...........................................................................................       60

     6.7           Form 8023 and FIRPTA Certificate..................................................................       60

     6.8           Lease Consents....................................................................................       60

ARTICLE VII             CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER................................................       61

     7.1           Representations, Warranties and Covenants.........................................................       61

     7.2           No Order or Proceedings...........................................................................       61

     7.3           Transition Services Agreement.....................................................................       61

     7.4           HSR Act...........................................................................................       61

     7.5           Release...........................................................................................       61

     7.6           Form 8023.........................................................................................       62

ARTICLE VIII            TERMINATION..................................................................................       62

     8.1           Termination.......................................................................................       62

     8.2           Procedure and Effect of Termination...............................................................       63

ARTICLE IX              INDEMNIFICATION..............................................................................       63

     9.1           Survival of Representations, Etc..................................................................       63

     9.2           Indemnification by Seller.........................................................................       64

     9.3           Indemnification by Buyer..........................................................................       65

     9.4           Notice of Indemnity Claims........................................................................       65

     9.5           Indemnification Procedures........................................................................       66

     9.6           Settlement of Indemnity Claims....................................................................       67

     9.7           Indemnification With Respect to Tax Matters.......................................................       67

     9.8           Exclusivity of Indemnification Remedy.............................................................       67

     9.9           Characterization and Indemnification Payments.....................................................       67

ARTICLE X               TAX MATTERS..................................................................................       67

     10.1          Section 338(h)(10) Election.......................................................................       67

     10.2          Purchase Price Allocations........................................................................       67

     10.3          Liability and Indemnification for Taxes...........................................................       68

     10.4          Tax Returns.......................................................................................       70

     10.5          Tax Indemnification Procedures; Contest Provisions................................................       70

     10.6          Assistance and Cooperation........................................................................       71

     10.7          Confidentiality of Tax Information................................................................       72

     10.8          Termination of Tax Sharing Agreements.............................................................       72

ARTICLE XI              GENERAL PROVISIONS...........................................................................       73

     11.1          Expenses..........................................................................................       73

     11.2          Notices...........................................................................................       73

     11.3          Severability......................................................................................       74

     11.4          Counterparts......................................................................................       74

     11.5          Assignment; Successors and Assigns................................................................       74

     11.6          No Third Party Beneficiaries......................................................................       74

     11.7          Descriptive Headings..............................................................................       74

     11.8          Schedules and Exhibits; Construction of Certain Provisions........................................       74

     11.9          No Implied Representation.........................................................................       75

     11.10         Reasonable Consent Required.......................................................................       75

     11.11         Waivers...........................................................................................       75

     11.12         Governing Law; Jurisdiction; Waiver of Jury Trial.................................................       75

     11.13         Enforcement.......................................................................................       76

     11.14         Entire Agreement: Amendments; Electronic Signatures...............................................       76

     11.15         Construction; Joint Drafting......................................................................       77

     11.16         Inadvertent Transfers of Real Property............................................................       77

INDEX OF SCHEDULES

Schedule WC          Net Working Capital Parameters
Schedule 1.1(a)      Leased Real Property
Schedule 1.1(b)      Owned Real Property
Schedule 3.2(a)      Subsidiaries and Investments
Schedule 3.4         No Conflict or Violation
Schedule 3.5         Consents and Approvals
Schedule 3.7         Absence of Certain Changes or Events
Schedule 3.8         Litigation
Schedule 3.9         Compliance with Laws
Schedule 3.10        Company Contracts
Schedule 3.11(a)     Seller Contracts and Arrangements Related to the Business
Schedule 3.11(b)     Intercompany Contracts
Schedule 3.12        Suppliers
Schedule 3.13(a)     Leased Real Property Matters
Schedule 3.13(b)     Owned Real Property Matters
Schedule 3.15        Environmental Matters
Schedule 3.16(a)     Company Intellectual Property
Schedule 3.17        Labor Relations
Schedule 3.18        Tax Notices
Schedule 3.19(a)     Benefit Plans
Schedule 3.19(b)     Employee Benefit Plan Exceptions
Schedule 5.2(a)      Consents
Schedule 5.6(a)      Other Employees Who Are "Business Employees"
Schedule 5.6(b)      Retention, Severance and "Stay Bonuses"
Schedule 5.15        Discharge of Certain Liabilities

INDEX OF EXHIBITS

Exhibit A      Form of Contribution and Assumption Agreement
Exhibit B      Form of Transition Services Agreement
Exhibit C      Financial Statements

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of September 21, 2003, is entered into by and between SEARS, ROEBUCK AND CO., a New York corporation ("Seller"), and TBC CORPORATION, a Delaware corporation ("Buyer").

                               W I T N E S S E T H

         WHEREAS, NTW Incorporated, a Delaware corporation (the "Company"), owns or leases 226 properties on which retail tire stores (the "NTB Stores") branded "NTB," "National Tire and Battery" or "Tire America" are or will be located;

         WHEREAS, Seller is the owner of all of the issued and outstanding shares of capital stock (the "Shares") of the Company;

         WHEREAS, immediately prior to the Closing (as defined in this Agreement), Seller and the Company will enter into a contribution and assumption agreement in the form of Exhibit A to this Agreement (the "Contribution and Assumption Agreement") pursuant to which, among other things, Seller will contribute to the Company certain assets, and the Company will assume certain liabilities, in each case related to the business conducted at the NTB Stores;

         WHEREAS, at the Closing, Seller and Buyer have agreed to enter into a transition services agreement in the form of Exhibit B to this Agreement (the "Transition Services Agreement") pursuant to which, among other things, Seller and certain of its Affiliates (as defined in this Agreement) will provide various transition services to the Company for a limited time following the Closing; and

         WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Shares, all on the terms and subject to the conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   DEFINITIONS

         1.1 Definitions. In addition to the other words and terms defined elsewhere in this Agreement, as used in this Agreement, the following words and terms shall have the meanings specified or referred to below:

         "401(k) Plan" has the meaning specified in Section 3.19(a).

         "Accountants" has the meaning specified in Section 2.4(c).

         "Account Balances" means the 401(k) Plan account balances of all Business Employees who are participants in the 401(k) Plan.

         "ADSP" has the meaning specified in Section 10.2.

         "Affiliate" means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by or is under common control with such Person.

         "Agreement" has the meaning specified in the preamble of this Agreement.

         "Allocation Schedule" has the meaning specified in Section 10.2.

         "Antitrust Laws" has the meaning specified in Section 5.3(b).

         "Applicable Rate" has the meaning specified in Section 2.4(d).

         "Balance Sheet" means the audited balance sheet of the Business as of the Balance Sheet Date, prepared in accordance with GAAP and including the notes thereto, which is included in Exhibit A.

         "Balance Sheet Date" means December 28, 2002.

         "Base Price" has the meaning specified in Section 2.1(b).

         "Base Working Capital" has the meaning specified in Section 2.4(a).

         "Benefit Plans" has the meaning specified in Section 3.19(a).

         "Business" means the business conducted by Seller and its Affiliates at the Owned Real Property and the Leased Real Property.

         "Business Day" means a day, other than a Saturday or a Sunday, on which commercial banks are not required or authorized to close in the New York City.

         "Business Employees" has the meaning specified in Section 5.6(a).

         "Business Records" has the meaning specified in Section 5.12(a).

         "Buyer" has the meaning specified in the preamble of this Agreement.

         "Buyer Indemnified Parties" has the meaning specified in Section
9.2(a).

         "Buyer Service Provider Agreement" has the meaning specified in Section 5.13(b).

         "Claim" means any claim, demand, cause of action, chose in action, right of recovery or right of set-off of whatever kind or description against any Person.

         "Claim Notice" has the meaning specified in Section 9.4.

         "Closing" has the meaning specified in Section 2.2.

         "Closing Balance Sheet" has the meaning specified in Section 2.4(b).

         "Closing Date" means the second (2nd) Business Day following satisfaction or waiver of all of the conditions precedent to the obligations of the parties set forth in Articles VI and VII (other than conditions that are not capable of being satisfied until the Closing Date), or such other date as mutually agreed upon in writing by Seller and Buyer.

         "Closing Date Purchase Price" has the meaning specified in Section 2.1(b).

         "Closing Net Working Capital" has the meaning specified in Section 2.4(b).

         "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         "Commitment Letters" has the meaning specified in Section 4.8.

         "Company" has the meaning specified in the recitals of this Agreement.

         "Company Intellectual Property" has the meaning specified in Section 3.16(a).

         "Confidentiality Agreement" has the meaning specified in Section
5.1(b).

         "Contract" means, with respect to any Person, any agreement, contract, indenture, loan, note, mortgage, instruments or lease of any kind or character to which such Person is a party.

         "Contribution and Assumption Agreement" has the meaning specified in the recitals to this Agreement.

         "control" (including its correlative meanings "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of securities or partnership or other interests, by contract or otherwise.

         "Deficit Amount" has the meaning specified in Section 2.4(d).

         "Determination Date" has the meaning specified in Section 2.4(c).

         "Disclosure Schedule" has the meaning specified in Article III.

         "Encumbrance" means any lien (statutory or otherwise), mortgage, deed of trust, pledge, hypothecation, assignment, charge, security interest, option to purchase, easement, restrictive covenant, right of first refusal, preemptive right, encroachment or conditional sale or other title retention agreement, whether voluntarily incurred or arising by operation of law.

         "Environmental Claims" means any and all Claims arising under any Environmental Law.

         "Environmental Law" means any federal, state or local statute, law, rule, regulation, standard cleanup criteria, ordinance, code or rule in effect and, in each case, as amended as of the date of this Agreement and the Closing Date, relating to the environment, natural resources, safety or health of human beings or other living organisms or Hazardous Materials, including the

Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Clean Air Act, 42 U.S.C.
Section 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. Section 3908 et seq.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

         "ERISA Affiliate" means any person or entity that is treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

         "Estimated Closing Net Working Capital" has the meaning specified in
Section 2.4(a).

         "Estimated Net Working Capital Adjustment Amount" has the meaning specified in Section 2.4(a).

         "Excluded Property" has the meaning specified in Section 5.4(c)(i).

         "Excluded Taxes" has the meaning specified in Section 10.3(a).

         "Financial Statements" means (i) the audited balance sheet of the Business as of December 28, 2002 and December 29, 2001 and the audited income and cash flow statements of the Business for each of the three fiscal years in the period ended December 28, 2002, including the notes thereto, that are attached as Exhibit C to this Agreement; (ii) the interim unaudited income statements of the Business for the seven months ended July 26, 2003 and the eight months ended August 23, 2003 that are included in Exhibit C; and (iii) any unaudited fiscal monthly income statements prepared consistent with the presentation for the fiscal month ended August 23, 2003 and audited financial statements delivered pursuant to Sections 5.1(d) and 5.1(e).

         "GAAP" has the meaning specified in Section 2.4(b).

         "Governmental Authority" means any court, government (federal, state, local, foreign or multinational), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

         "Governmental Order" means any order, writ, injunction, decree, award, judgment or ruling entered by or with any Governmental Authority.

         "Governmental Permits" has the meaning specified in Section 3.9.

         "Group Health Plans" has the meaning specified in Section 5.6(d)(ii).

         "Hazardous Material" means (i) any petroleum or petroleum products, asbestos, polychlorinated biphenyls and (ii) any chemicals, materials or substances defined as "hazardous materials," "hazardous substances," "hazardous constituents," "hazardous wastes," "toxic substances" or "toxic pollutants" under any applicable Environmental Law.

         "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

         "IBM" means International Business Machines Corporation.

         "IBM Master Agreement" means the Master Agreement for Services, dated as of December 15, 2000, by and between Sears and IBM, including each Associated Contract Document (as defined in Section 2.2 of the IBM Master Agreement).

         "Incentive Plan" has the meaning specified in Section 5.6(b).

         "Income Tax" or "Income Taxes" means all (i) taxes, charges, fees, levies or other assessments imposed on the Company by any Taxing Authority and based on or measured with respect to income, or profits, and franchise taxes calculated based on net worth, property value or otherwise, including any interest, penalties or additions attributable thereto and (ii) liability for Taxes of any other Person of a kind described in clause (i) imposed on the Company (A) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign tax law), or otherwise as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign tax purposes and (B) as a successor by contract or otherwise as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

         "Increase Amount" has the meaning specified in Section 2.4(d).

         "Indemnified Party" has the meaning specified in Section 9.4.

         "Indemnifying Party" has the meaning specified in Section 9.4.

         "Indemnity Claim" has the meaning specified in Section 9.4.

         "Invoices" has the meaning specified in Section 5.11(b).

         "Kansas City Facility" means the commercial credit facility, designated as Sears Unit No. 8416, located at 104 West 9th Street, Kansas City, Missouri.

         "knowledge" means (i) with respect to Seller, the actual knowledge without independent investigation of John E. Bradburn, Jr. (Finance Director - Sears Automotive Group), James H. Bundick (Vice President - General Merchandise Manager), John W. Kemp (Vice President - Automotive Store Operations), Gary MacCausland (Region Manager) and Ronald Gooch (Region Manager), and (ii) with respect to Buyer, the actual knowledge without independent investigation of Lawrence C. Day, Thomas W. Garvey, Timothy J. Miller, Larry D. Coley, or William
M. Potts; provided, however, that neither Seller nor Buyer shall be charged with the actual knowledge of any such individual, and no such individual's knowledge shall be attributable to the applicable party, with respect to representations and warranties made by such party as of the Closing Date if such individual shall no longer be employed by or affiliated with such party as of the Closing Date.

         "Lease" has the meaning specified in Section 3.13(a).

         "Leased Real Property" means the properties on which NTB Stores are located that are set forth on Schedule 1.1(a) of the Disclosure Schedule.

         "Losses" means, in respect of any obligation of any party to this Agreement to indemnify any Person pursuant to the terms of this Agreement, any and all actual losses, liabilities, obligations, damages, awards, judgments, settlement payments, fines, assessments and deficiencies and other reasonable out-of-pocket costs, expenses and charges, including interest, penalties, reasonable attorneys' fees and other amounts incurred in proceedings relating to Losses or in enforcing an Indemnified Party's right of indemnification against any Indemnifying Party or with respect to any appeal, but all of which Losses shall be reduced by (i) any insurance proceeds (net of the reasonable expenses of the recovery thereof) received by the Indemnified Party with respect to the events or transactions giving rise to such Losses, (ii) any payment from a third party not affiliated with the Indemnified Party or (iii) any Tax Benefit to the Indemnified Party related to the events or transactions giving rise to such Losses. Notwithstanding anything to the contrary in this Agreement, Losses under this Agreement (A) shall expressly exclude special damages, lost profits or other similar consequential damages, speculative damages and, unless paid to a third party by any party to this Agreement, punitive damages, exemplary damages, enhanced damages, multiple damages, or other penalty damages, and (B) shall not be computed or determined using a multiple of earnings, book value or any similar item which may have been used in arriving at the Purchase Price or which may be reflective of the Purchase Price.

         "Material Adverse Effect" means any change or effect that is material and adverse to the financial condition or results of operations of the Business, taken as a whole, provided that any change or effect relating to or arising out of any of the following shall be deemed not to constitute a Material Adverse
Effect: (i) any change or trend in the economy in general or in the local or regional markets in which the Business operates or generally in industries in which the Business operates (including financial markets); (ii) this Agreement or the transactions contemplated by this Agreement, including the announcement or pendency thereof; (iii) acts of terrorism or war (whether or not declared) occurring prior to, on or after the date of this Agreement; (iv) changes in accounting requirements or principles or the interpretation thereof; (v) proposed or adopted legislation or any other proposal or enactment by any Governmental Authority; or (vi) the taking of any action contemplated by this Agreement or consented to by Buyer.

         "Net Working Capital" means the net working capital of the Company, calculated in the same way and using the same methods and line items of the Balance Sheet, in each case as set forth on Schedule WC of the Disclosure Schedule, subject to the exceptions set forth on Schedule WC of the Disclosure Schedule.

         "Net Working Capital Adjustment Amount" has the meaning specified in
Section 2.4(d).

         "Noninsurable Title Matters" means Title Matters that (i) render the Company's title to the Owned Real Property unmarketable and/or materially interfere with the use thereof as a retail tire store and automotive service facility and (ii) a national title insurance company selected by Buyer and reasonably acceptable to Seller will not insure against at rates which are not extraordinary pursuant to an owner's policy of title insurance.

         "NTB Stores" has the meaning specified in the recitals to this Agreement.

         "Organizational Documents" means the charter, articles, memorandum or certificate of incorporation or association, partnership agreement, certificate of limited partnership, operating agreement, limited liability company agreement, certificate of formation, bylaws, stockholder or shareholder agreements and/or similar formation or governance documents and agreements of any Person, whether or not filed with any Governmental Authority, including any amendments thereto.

         "Other Tax" or "Other Taxes" means, other than Income Taxes, (i) all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges imposed on the Company by any Taxing Authority, including gross receipts, sales, use, transfer, service, occupation, ad valorem, escheat, property, excise, severance, premium, stamp, documentary, license, registration, payroll, employment, social security, unemployment, disability, environmental (including taxes under Code Section 59A), add-on, value-added and withholding (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), together with interest, penalties or additions attributable thereto and (ii) liability for Taxes of any other Person of a kind described in clause (i) imposed on the Company (A) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Tax law), or otherwise as a result of being or having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group for federal, state, local or foreign tax purposes, and (B) as a successor by contract or otherwise as a result of being party to any agreement or any express or implied obligation to indemnify any other Person.

         "Owned Real Property" means the properties on which NTB Stores are located that are set forth on Schedule 1.1(b) of the Disclosure Schedule.

         "Parent Group Intellectual Property" has the meaning specified in
Section 5.9(a).

         "Payout Date" has the meaning specified in Section 5.6(b).

         "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA, or any other governmental agency, department or instrumentality succeeding to the functions of said corporation.

         "Pension Plan" has the meaning specified in Section 3.19(a).

         "Permitted Encumbrance" means (i) Encumbrances on any assets or property, other than Owned Real Property, which Encumbrances do not secure the repayment of debt and would not reasonably be expected to have a Material Adverse Effect; (ii) deposits or pledges made in the ordinary course of business in connection with worker's compensation, unemployment insurance, old-age pensions and other social security benefits; (iii) Encumbrances securing the performance of bids, tenders, leases, contracts (other than for the repayment of debt), statutory obligations, surety, customs and appeal bonds and other obligations of like nature, incurred as an incident to and in the ordinary course of business; (iv) Encumbrances imposed by law, such as carriers', warehousemen's, mechanics', materialmen's, landlords', laborers', suppliers' and vendors' liens, incurred in the ordinary course of business and securing obligations which are not yet due or which are being contested in good faith by appropriate proceedings; (v) Permitted Tax Liens; (vi) Title Matters, other than Noninsurable Title Matters; and (vii) any extensions, renewals and replacements of any of the foregoing.

         "Permitted Tax Liens" means (i) liens securing the payment of Taxes which are either not delinquent or being contested in good faith by appropriate proceedings and (ii) liens for current Taxes not yet due and payable.

         "Person" means and includes an individual, a partnership, a corporation, a limited liability company, a trust, a joint venture, an unincorporated organization, an association, a joint stock company and any Governmental Authority (or any department, agency or political subdivision thereof).

         "Post-Closing Tax Period" means any Tax Period beginning after the Closing Date and that portion of any Straddle Period beginning after the Closing Date.

         "Pre-Closing Tax Period" means any Tax Period ending on or before the Closing Date and that portion of any Straddle Period ending on the Closing Date.

         "Product Liability Claims" has the meaning specified in Section 9.2(a).

         "Prohibited Items" has the meaning specified in Section 5.9(b)(i).

         "Purchase Price" has the meaning specified in Section 2.1(b).

         "Quarterly Bonus Plan" has the meaning specified in Section 5.6(b).

         "Related Agreements" means the Contribution and Assumption Agreement and the Transition Services Agreement.

         "Release" means any release, emission or discharge of Hazardous Materials into the ambient air, soils, subsurface, groundwater or surface water.

         "Representative" means, with respect to any Person, any officer, director, employee, principal, attorney, agent or other authorized representative of such Person.

         "SAC Stores" means Sears Auto Centers and any other stores that are part of the Sears Automotive Group other than the NTB Stores.

         "Sears Service Provider" means any third party vendor that provides information technology or administrative services to Sears and its Affiliates that include services to, or in support of, the Business.

         "Sears Service Provider Agreement" means any agreement between Sears or any of its Affiliates (other than the Company), on the one hand, and any Sears Service Provider, on the other hand, under which services are provided to, or in support of, the Business. For the avoidance of doubt, the IBM Master Agreement is a Sears Service Provider Agreement.

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         "Section 338(h)(10) Election" has the meaning specified in Section
10.1.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" has the meaning specified in the preamble of this Agreement.

         "Seller Indemnified Parties" has the meaning specified in Section 9.3.

         "Seller Tax Group" means the "affiliated group" (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that includes Seller.

         "Shares" has the meaning specified in the recitals to this Agreement.

         "Speed and Expertise Materials" has the meaning specified in Section 5.14.

         "Straddle Period" means any taxable year or period beginning before and ending after the Closing Date.

         "Tax" or "Taxes" means Income Taxes and Other Taxes.

         "Tax Benefit" means the present value of any refund, credit or reduction in otherwise required Tax payments including any interest payable thereon, which present value shall be computed as of the Closing Date or the first date on which the right to the refund, credit or other Tax reduction arises or is reasonably estimated to be actually utilized, whichever is later,
(i) using the Tax rate applicable to the highest level of income with respect to such Tax under applicable Tax laws on such date and (ii) using the interest rate on such date imposed on corporate deficiencies paid within thirty (30) days of a notice of proposed deficiency under the Code or other applicable Tax laws. Any Tax Benefit shall be computed net of any directly related Tax detriment, including, but not limited to, the present value of a reduction in depreciation or amortization deductions as a result of an adjustment to the Purchase Price. The amount of any Tax detriment shall be computed in the same manner in which Tax Benefits are otherwise computed pursuant to this definition.

         "Tax Claim" has the meaning specified in Section 10.5(a).

         "Tax Period" means any period prescribed by any Taxing Authority for which a Tax Return is required to be filed or a Tax is required to be paid.

         "Tax Return" means any return, report or similar statement or form required to be filed with respect to any Income Tax or Other Tax (including any attached schedules and related or supporting information), including any information return, claim for refund, amended return or declaration of estimated Tax.

         "Taxing Authority" means any United States federal, state or local or any foreign governmental, regulatory or administrative authority, agency or commission exercising Tax regulatory authority.

         "Third Party Claim" has the meaning specified in Section 9.5.

         "Tire Kingdom" has the meaning specified in Section 5.6(d).

         "Title Matters" means survey exceptions, use, zoning or planning restrictions, easements, irregularities, licenses, rights of way, declarations, reservations, provisions, covenants, conditions, waivers or other title matters or Encumbrances (and, with respect to leasehold interests, Encumbrances and other obligations incurred, created, assumed or permitted to exist and arising by, through or under a landlord or owner of the leased property, with or without consent of the lessee) which, with respect to any Owned Real Property, are of record.

         "TPH Spin-Off" has the meaning specified in Section 5.4(c)(ii).

         "Transition Services Agreement" has the meaning specified in the recitals to this Agreement.

         "WARN" means the Worker Adjustment and Retraining Notification Act of 1988, as amended.

         "Welfare Plan" has the meaning specified in Section 3.19(a).

         1.2 Certain Interpretation Matters. Definitions contained in this Agreement apply to singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires. The terms "hereof," "herein," "hereby" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The terms "includes", "including" and terms of similar import shall be deemed, unless otherwise indicated, to be followed by the words "without limitation." Each Article, Section, paragraph, Schedule and Exhibit reference is to the Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified.

                                   ARTICLE II
                           PURCHASE AND SALE OF SHARES

         2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth in this Agreement:

         (a) At the Closing, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all of the Shares.

         (b) In consideration of the transfer of the Shares pursuant to Section 2.1(a), and as payment for the Shares, Buyer shall pay and deliver to Seller an aggregate of (i) $225,000,000 (the "Base Price"), plus (if positive) or minus (if negative) (ii) the Net Working Capital Adjustment Amount determined in accordance with Section 2.4 (the "Purchase Price"). The parties acknowledge that the Net Working Capital Adjustment Amount will not be determinable until after Closing. Accordingly, on the Closing Date, Buyer shall pay to Seller the Base Price plus (if positive) or minus (if negative) the Estimated Net Working Capital Adjustment Amount

(the "Closing Date Purchase Price") and, after the Closing, the parties will determine the Net Working Capital Adjustment Amount and make such further payments (if any) as provided in Section 2.4. The Closing Date Purchase Price shall be paid by Buyer to Seller by wire transfer of immediately available funds to such account as Seller shall designate in writing.

         2.2 Closing. Subject to the terms and conditions set forth in this Agreement, the consummation of the purchase and sale of the Shares provided for in Section 2.1 and the other transactions contemplated by this Agreement (the "Closing") shall take place on the Closing Date at 10:00 a.m., Central time, at the offices of Mayer, Brown, Rowe & Maw LLP, 190 South LaSalle Street, Chicago, Illinois, unless another time and/or place is agreed to in writing by the parties to this Agreement; provided, however, that the Closing Date shall not occur prior to sixty (60) days subsequent to the date of this Agreement without the consent of Buyer which may be withheld in the Buyer's sole discretion. Once the Closing has occurred, except to the extent expressly provided otherwise in this Agreement, the Closing shall be deemed to have occurred at 11:59 p.m. on the Closing Date.

         2.3 Deliveries at the Closing. At the Closing, subject to the terms and conditions set forth in this Agreement, each party to this Agreement shall deliver to the other party each of the documents, instruments, agreements, certificates and other evidences of satisfaction of conditions required to be delivered by such party as a condition to Closing pursuant to Articles VI and
VII. In addition to the foregoing, at the Closing (i) Seller shall deliver to Buyer one or more certificates or other instruments evidencing all of the Shares, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, and (ii) Buyer shall pay to Seller the Closing Date Purchase Price. To the extent that a form of any document, instrument, agreement or certificate to be delivered under this Agreement is not attached as an Exhibit to this Agreement, such document, instrument, agreement or certificate shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to the parties to this Agreement.

         2.4 Purchase Price Adjustment.

         (a) Estimated Net Working Capital Adjustment Amount. Not later than five (5) Business Days prior to the Closing Date, Seller shall deliver to Buyer its good faith estimate of the Net Working Capital as of the Closing Date (the "Estimated Closing Net Working Capital"), together with a reasonably detailed calculation thereof. The "Estimated Net Working Capital Adjustment Amount," which may be positive or negative, shall mean (i) the Estimated Closing Net Working Capital, minus (ii) the base working capital set forth on the Balance Sheet, said amount being $(6,624,000) (the "Base Working Capital"). The Estimated Net Working Capital Adjustment Amount shall be used to calculate the Closing Date Purchase Price by adding such amount to the Base Price, if positive, or subtracting such amount from the Base Price, if negative.

         (b) Closing Balance Sheet. As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereafter, Seller shall prepare and deliver to Buyer (i) a balance sheet of the Company as of the Closing Date (the "Closing Balance Sheet") and (ii) a calculation of the Net Working Capital based upon the Closing Balance Sheet (the "Closing Net Working Capital"). Buyer shall, and shall cause the Company to, provide Seller and Seller's accountants full access to the books and records of the Company and to the Business Employees to facilitate Seller's preparation of the Closing Balance Sheet. The Closing Balance Sheet shall be prepared in accordance with United States generally accepted accounting principles ("GAAP") and on a basis consistent with the preparation of the Balance Sheet and without regard to any purchase accounting adjustments; provided, however, that the Closing Balance Sheet shall not include any assets or liabilities that Seller is retaining or is obligated to discharge pursuant to the provisions of this Agreement.

         (c) Disputes. If Buyer disagrees with the calculation of the Closing Net Working Capital or any element of the Closing Balance Sheet relevant thereto, it shall notify Seller of such disagreement in writing within sixty
(60) days after its receipt of the Closing Balance Sheet. If Buyer does not provide such a notice of disagreement within such sixty (60) day period, Buyer shall be deemed to have accepted the Closing Balance Sheet and the calculation of the Closing Net Working Capital delivered by Seller, which shall be final, binding and conclusive for all purposes under this Agreement. In the event any such notice of disagreement is timely provided by Buyer, Seller and Buyer shall use reasonable efforts for a period of ninety (90) days (or such longer period as they may mutually agree) to resolve such disagreements. If, at the end of such ninety (90) day period, Seller and Buyer are unable to resolve such disagreements, then Ernst & Young LLP (or such other independent accounting firm of recognized national standing as may be mutually selected by Seller and Buyer) (the "Accountants") shall resolve any remaining disagreements. The Accountants shall act as an expert and not as an arbitrator and shall resolve the matters still in dispute and adjust and establish any disputed adjustment amount or final Purchase Price to reflect such resolution. If issues in dispute are submitted to the Accountants for resolution, each party shall furnish to the Accountants such workpapers and other documents and information relating to the disputed issues as the Accountants may reasonably request and are available to that party (or its independent public accountants) and will be afforded the reasonable opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants. The Accountants shall determine as promptly as practicable, but in any event within forty-five (45) days after the date on which the disputed issues (if any) are referred to the Accountants, based solely upon such Accountant's expertise and the written submissions forwarded by Buyer and Seller to the Accountants, whether and to what extent (if any) the Closing Net Working Capital determination requires adjustment based on the disputed issues submitted to the Accountants. Buyer and Seller shall be responsible for the fees and expenses of the Accountants as follows: (i) if the Accountants determine that the net adjustment to Closing Net Working Capital in respect of all disputed issues submitted to the Accountants favors either Buyer or Seller and the amount of such adjustment does not exceed $1,000,000, then Buyer and Seller shall each bear one-half of all of the fees and expenses of the Accountants; (ii) if the Accountants determine that the net adjustment to Closing Net Working Capital in respect of all disputed issues submitted to the Accountants favors Seller and the amount of such adjustment exceeds $1,000,000, then Buyer shall be responsible for all of the fees and expenses of the Accountants; and (iii) if the Accountants determine that the net adjustment to Closing Net Working Capital in respect of all disputed issues submitted to the Accountants favors Buyer and the amount of such adjustment exceeds $1,000,000, then Seller shall be responsible for all of the fees and expenses of the Accountants. The determination of the Accountants shall be final, conclusive and binding on the parties. The date on which the Closing Net Working Capital is finally determined in accordance with this Section 2.4(c) is referred as to the "Determination Date."

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

         (d) Payment. The "Net Working Capital Adjustment Amount," which may be positive or negative, shall mean (i) the Closing Net Working Capital minus (ii) the Base Working Capital. If the Net Working Capital Adjustment Amount exceeds the Estimated Net Working Capital Adjustment Amount (such difference, the "Increase Amount"), then within five (5) days after the Determination Date, Buyer shall pay to Seller (by wire transfer of immediately available funds to such account as Seller may designate in writing) an additional amount equal to the Increase Amount, together with interest thereon calculated from the Closing Date to the date of payment at the prime rate of interest as announced by Citibank, N.A. in New York on the Closing Date (the "Applicable Rate"). If the Net Working Capital Adjustment Amount is less than the Estimated Net Working Capital Adjustment Amount (such difference, the "Deficit Amount"), then the amount payable by Buyer to Seller pursuant to Section 2.5 shall be reduced by an amount equal to the Deficit Amount, together with interest thereon at the Applicable Rate calculated from the Closing Date to the earlier of (i) the date on which Buyer makes the payment contemplated by Section 2.5 or (ii) the date that is five (5) days after the Determination Date.

         2.5 Payment of Payable with Respect to Closing Date Inventory. Within five (5) days after the Determination Date, Buyer shall pay to Seller (by wire transfer of immediately available funds to such account as Seller may designate in writing) an amount, without interest, equal to the amount of inventory reflected on the Closing Balance Sheet and included in the Closing Net Working Capital; it being understood that such payment shall satisfy in full the corresponding payable related to the amount of inventory reflected on the Closing Balance Sheet and included in the Closing Net Working Capital. If there is an Increase Amount payable by Buyer pursuant to Section 2.4(d), then Buyer shall make the payment contemplated by this Section 2.5 on the same date that Buyer pays Seller such Increase Amount.

                                  ARTICLE III
         REPRESENTATIONS AND WARRANTIES REGARDING SELLER AND THE COMPANY

         Seller represents and warrants to Buyer that the statements contained in this Article III are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule delivered by Seller to Buyer (the "Disclosure Schedule") and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty).

         3.1 Organization and Qualification. Seller and the Company are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Company (i) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted and (ii) is duly qualified to do business as a foreign Person in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to have such power or authority or to be duly qualified to do business would not reasonably be expected to have a Material Adverse Effect. Complete and correct copies of the Organizational Documents of the Company have been made available to Buyer.

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

         3.2 Capitalization of the Company.

         (a) The entire authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, of which only 970 Shares are outstanding. All of the Shares are owned beneficially and of record by Seller, are duly authorized, validly issued, fully paid and nonassessable, have not been issued in violation of any preemptive rights and are free and clear of any Encumbrances. Except as set forth on Schedule 3.2(a) of the Disclosure Schedule, the Company does not own or hold, directly or indirectly, any equity interest of any kind in any Person.

         (b) Except for this Agreement and the transactions contemplated by this Agreement, there are no outstanding (i) agreements, arrangements, warrants, options, puts, calls, rights, subscriptions or other commitments to which the Company is a party relating to the sale, issuance or voting of any shares of capital stock of the Company or (ii) securities or other instruments convertible into, exchangeable for or evidencing the right to purchase any shares of capital stock of the Company.

         3.3 Authorization; Enforceability. Seller and Seller's Affiliates party thereto have all requisite corporate power to execute and deliver this Agreement and the Related Agreements, to perform their respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements by Seller and Seller's Affiliates party thereto have been duly authorized by all requisite corporate action. This Agreement has been, and on the Closing Date the Related Agreements will be, duly executed and delivered by Seller and Seller's Affiliates party thereto and, assuming the due authorization, execution and delivery by Buyer, this Agreement constitutes, and on the Closing Date each of the Related Agreements will constitute, valid and binding obligations of Seller and Seller's Affiliates party thereto, enforceable against Seller and Seller's Affiliates party thereto in accordance with their terms subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (ii) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

         3.4 No Conflict or Violation. The execution, delivery and performance by Seller and Seller's Affiliates party thereto of this Agreement and the Related Agreements and the consummation by Seller and Seller's Affiliates party thereto of the transactions contemplated hereby and thereby do not and will not
(i) violate any provision of the Organizational Documents of Seller or the Company; (ii) except as set forth on Schedule 3.4 of the Disclosure Schedule, violate, conflict with or constitute or result in (or with notice, lapse of time or both become) a default or a breach under or result in the acceleration, termination or cancellation of (or entitle any Person or give any Person the right to accelerate, terminate or cancel) any obligation under any Contract to which Seller or any of its Affiliates or the Company is a party or by which any of the assets or property of Seller, any of its Affiliates or the Company is bound, except for any of such matters or consequences that would not reasonably be expected to have a Material Adverse Effect or materially adversely affect or restrict the ability of Seller to consummate the transactions contemplated by this Agreement or the ability of Buyer to operate the Business in its ordinary course consistent with Seller's past practice; or (iii) contravene or violate any law, statute, rule or regulation applicable to Seller or any of its Affiliates or the Company or any of their respective assets or properties or the Business, or any Governmental Order to which Seller or any of its Affiliates or the Company is a party or by which either of them or any of their respective assets or properties or the Business is bound, except for any of such matters or consequences that would not reasonably be expected to have a Material Adverse Effect or materially adversely affect or restrict the ability of Seller to consummate the transactions contemplated by this Agreement or the ability of Buyer to operate the Business in its ordinary course consistent with Seller's past practice.

         3.5 Consents and Approvals. Except as required by Antitrust Laws or as set forth on Schedule 3.5 of the Disclosure Schedule, the execution, delivery and performance by Seller and Seller's Affiliates party thereto of this Agreement and the Related Agreements and the consummation by Seller and Seller's Affiliates party thereto of the transactions contemplated hereby and thereby do not and will not require Seller or any of its Affiliates to obtain the approval, consent or authorization of, to make any declaration, filing or registration with, or to give notice to, any Governmental Authority or other Person, except to the extent the failure to obtain, make or give any of the foregoing would not reasonably be expected to have a Material Adverse Effect.

         3.6 Financial Statements.

         (a) Except as may be indicated in the notes thereto, the audited Financial Statements (i) have been, and in the case of audited Financial Statements for periods ending after the date of this Agreement that are delivered prior to the Closing, will be, prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered by such Financial Statements, and (ii) fairly present or will fairly present, as the case may be, in accordance with GAAP, in all material respects, the financial condition, results of operations and cash flows of the Business (other than the financial condition, results of operations and cash flows of the business conducted at or through the Kansas City Facility), in each case as of the dates of such Financial Statements or for the periods referred to in such Financial Statements.

         (b) The interim Financial Statements (i) are unaudited and (ii) were prepared from Seller's books and records with respect to the Business in accordance with Seller's internal accounting policies and procedures on a consistent basis.

         3.7 Absence of Certain Changes or Events. Since the Balance Sheet Date, except as set forth on Schedule 3.7 of the Disclosure Schedule, (i) the Business has been operated only in the ordinary course and (ii) there has not been any transaction or occurrence or any change in the financial condition, results of operations, business or properties of the Business that has resulted in or could reasonably be expected to result in a Material Adverse Effect.

         3.8 Litigation. As of the date of this Agreement, except as set forth on Schedule 3.8 of the Disclosure Schedule and except as to matters related to Environmental Laws or Environmental Claims (which are the subject of Section 3.15) or to Taxes or Tax Claims (which are the subject of Section 3.18), (i) there is no lawsuit, action, administrative or other proceeding or governmental investigation pending or, to Seller's knowledge, threatened against the Company or the Business (or against Seller or any of its Affiliates and related to the Company or the Business) that would reasonably be expected to have a Material Adverse Effect or materially adversely affect or restrict the ability of Seller to consummate the transactions contemplated by this Agreement or the ability of Buyer to operate the Business in its ordinary course consistent with Seller's past practice and
(ii) none of Seller or its Affiliates or the Company is a party to, or in default under, any outstanding Governmental Order that would reasonably be expected to have a Material Adverse Effect or materially adversely affect or restrict the ability of Buyer to operate the Business in its ordinary course consistent with Seller's past practice. None of the litigation set forth on
Schedule 3.8 could be reasonably expected to have a Material Adverse Effect.

         3.9 Compliance with Laws, Permits. Except as set forth on Schedule 3.9 of the Disclosure Schedule, to Seller's knowledge, Seller and its Affiliates and the Company (i) are in compliance with all applicable laws, statutes, regulations and Governmental Orders relating to the operation of the Business (other than Environmental Laws, which are the subject of Section 3.15), except for such failures to comply that would not reasonably be expected to have a Material Adverse Effect, and (ii) have obtained, and are in compliance with, all licenses, permits, approvals, registrations, certificates, authorizations, consents, franchises and concessions (except those related to Environmental Laws, which are the subject of Section 3.15) from any Governmental Authority required in connection with the operation of the Business (collectively, "Governmental Permits"), except for such failures to obtain or non-compliance that would not reasonably be expected to have a Material Adverse Effect.

         3.10 Company Contracts. Schedule 3.10 of the Disclosure Schedule lists each Contract (other than the Leases, which are the subject of Section 3.13(a)) to which the Company is a party or is otherwise bound that is material to the Business, and complete and correct copies of each such Contract have been made available to Buyer. With respect to each Contract listed on Schedule 3.10 of the Disclosure Schedule, neither the Company nor, to Seller's knowledge, any other Person that is a party to any such Contract is in breach of or default under, and no event has occurred which with notice or lapse of time, or both, would become a breach of or default under, such Contract, which breach or default would reasonably be expected to have a Material Adverse Effect.

         3.11 Certain Business Arrangements Involving the Company's Affiliates.

         (a) Except for the Contracts and other arrangements described on
Schedule 3.11(a) of the Disclosure Schedule and except for Contracts and other arrangements the absence of which would not reasonably be expected to have a Material Adverse Effect, none of Seller or any of its Affiliates (other than the Company) is a party to any Contract or is otherwise involved in any arrangement that relates to the Business. After the Closing, except as specifically set forth in Schedule 3.10 of the Disclosure Schedule or the Transition Services Agreement, the Company shall have no rights or obligations under, and no interest in or with respect to, the Contracts and other arrangements described on Schedule 3.11(a) of the Disclosure Schedule.

         (b) Schedule 3.11(b) of the Disclosure Schedule lists each Contract (other than Leases, which are the subject of Section 3.13(a)) between Seller or any of its Affiliates (other than the Company), on the one hand, and the Company or any Business Employee, on the other hand, involving, in any such case, an aggregate annual payment or charge of more than $100,000.

         3.12 Suppliers. Except as set forth on Schedule 3.12 of the Disclosure Schedule and as occurring in the ordinary course of business, to the Seller's knowledge, since the Balance Sheet Date, no material supplier of the Business has terminated or materially reduced its business relationship with the Business or materially changed the terms on which it does business with the Business.

         3.13 Real Property.

         (a) Except as set forth on Schedule 3.13(a) of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect, (i) all of the applicable leases or subleases for all Leased Real Property (each, a "Lease") are in full force and effect, (ii) Seller has not received notice of any existing defaults under any Lease on the part of Seller, its Affiliates or the Company and no event has occurred which with notice or lapse of time, or both, would become a breach of or default under any Lease,
(iii) to Seller's knowledge, no other party to any Lease is in default thereunder and no event has occurred which with notice or lapse of time, or both, would become a breach of or default by such other party under any Lease,
(iv) as of the Closing Date, all right, title and interest of Seller or any of its Affiliates under all Leases will be transferred to the Company, and (v) there is no condemnation or eminent domain proceeding pending against any Leased Real Property.

         (b) Except as set forth on Schedule 3.13(b) of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect, (i) as of the Closing Date, the Company will hold good and marketable fee title to the Owned Real Property, free and clear of any Encumbrances other than Permitted Encumbrances, (ii) no condemnation or eminent domain proceeding is pending against any Owned Real Property and (iii) except as otherwise disclosed in the real estate files made available in the virtual data room as supplemented by CD-ROMs provided to the Buyer through the date of this Agreement, there are no leases, subleases, licenses, concessions or other agreements granting any Person the right to use or occupy any portion of any Owned Real Property.

         (c) Seller, one of its Affiliates or the Company presently operates an NTB Store at each location included in the Owned Real Property and the Leased Real Property.

         3.14 Title to Tangible Assets. Except with respect to the Leases and the Owned Real Property (which are the subject of Section 3.13) and the Kansas City Facility, the Company will have as of the Closing Date title to, or a leasehold interest in or right to use, all material tangible properties and assets used in the Business on the Balance Sheet Date, free and clear of all Encumbrances other than Permitted Encumbrances, except for items that were disposed of in the ordinary course of business since the Balance Sheet Date.

         3.15 Environmental Matters. Except as set forth on Schedule 3.15 of the Disclosure Schedule (including in the environmental reports identified thereon) or for matters that would not reasonably be expected to have a Material Adverse Effect, (i) Seller and its Affiliates have not received any written notice that the Seller, any of its Affiliates, Company or the Business has violated or is violating any Environmental Law related to the Company or the Business; (ii) there are no pending or, to Seller's knowledge, threatened Environmental Claims against the Company or the Business (or against Seller or any of its Affiliates and related to the Company or the

Business), nor has Seller or any of its Affiliates or the Company received any written notification of alleged, actual or potential responsibility for any alleged violation or non-compliance by the Company or the Business with any Environmental Laws related to the Company or the Business; (iii) there has been no Release by Seller or any of its Affiliates or, to Seller's knowledge, any other Person on, upon or into any Owned Real Property or Leased Real Property in quantities or at levels requiring investigation or remediation under any Environmental Laws; and (iv) to Seller's knowledge, Seller and the Company have obtained and are in compliance with all licenses, permits, approvals, registrations, authorizations, consents, franchises and concessions related to Environmental Laws and required in connection with the operation of the Business.

         3.16 Company Intellectual Property.

         (a) Schedule 3.16(a) of the Disclosure Schedule lists the issued patents, pending patent applications, registered copyrights, registered trademarks and service marks, pending trademark or service mark applications, trade names, and Internet domain names that are owned by the Company and which are material to the Business (collectively, the "Company Intellectual Property"). The Company Intellectual Property does not include the Parent Group Intellectual Property. Except as set forth on Schedule 3.16(a) of the Disclosure Schedule and except as would not reasonably be expected to have a Material Adverse Effect, the Company owns, or possesses adequate and enforceable licenses or other rights to use, all Company Intellectual Property.

         (b) Except as would not reasonably be expected to have a Material Adverse Effect, neither Seller, any of its Affiliates or the Company has (i) received written notice of a Claim that is still pending to the effect that the Company or the Business has infringed or is infringing any intellectual property or other intellectual property right of any third party, nor is there any action, suit or proceeding pending or, to Seller's knowledge, threatened against the Company or the Business (or against Seller or any of its Affiliates and related to the Company or the Business) claiming that Seller, its Affiliates, the Company or the Business has infringed or misappropriated, or is infringing or misappropriating, any intellectual property of any third party, or (ii) given another Person any written notice of, nor does Seller have any knowledge of, any present, impending or threatened infringement of any Company Intellectual Property.

         3.17 Labor Relations.

         (a) Except as set forth on Schedule 3.17 of the Disclosure Schedule, during the three years preceding the date of this Agreement, there has been no collective bargaining agreement or other labor union contract applicable to employees of the Business to which Seller, any of its Affiliates, or the Company was or is bound and there are, to Seller's knowledge, no organizing campaigns, petitions or other unionization activities seeking recognition of a collective bargaining representative in any unit of the Business.

         (b) Except as set forth on Schedule 3.17 of the Disclosure Schedule, there are no strikes, slowdowns or work stoppages pending or, to Seller's knowledge, threatened involving employees of the Business, and the Business has not experienced any such strike, slowdown or work stoppage within the past three
(3) years.

         (c) Except as set forth on Schedule 3.17 of the Disclosure Schedule, during the three years preceding the date of this Agreement, there has been no unfair labor practice complaints involving the Business before the National Labor Relations Board or any other Governmental Authority or any union representation questions involving any employee of the Business.

         (d) Except as set forth on Schedule 3.17 of the Disclosure Schedule and except for failures to comply which would not reasonably be expected to have a Material Adverse Effect, the Company is and has been in compliance with all applicable laws of the United States, of any state, local government or any subdivision thereof respecting employment and employment practices, terms and conditions of employment, employee classification and wages and hours.

         3.18 Taxes.

         (a) Except as would not reasonably be expected to have a Material Adverse Effect, (i) all Tax Returns required to be filed by, or with respect to, the Company on or prior to the Closing Date have been or will be duly and timely filed with the appropriate Taxing Authorities, and (ii) all such Tax Returns are correct and complete. All liabilities of the Company for Taxes shown to be due on such Tax Returns for all taxable years or periods relating to such Tax Returns have been timely paid in full or will be paid in full on or prior to the Closing Date.

         (b) Except as set forth on Schedule 3.18 of the Disclosure Schedule, neither Seller nor the Company has received any written notice of deficiency or assessment from any Taxing Authority with respect to any liability for Taxes with respect to the Company that has not been fully paid or finally settled.

         (c) There are no Tax sharing, Tax indemnity, Tax allocation or similar agreements with respect to Taxes in effect to which the Company is a party, except for any agreement between members of the Seller Tax Group and the Company.

         (d) There are no liens for Taxes (other than Permitted Tax Liens) upon any assets or properties of the Company.

         (e) Except as set forth on Schedule 3.18, the Company has never filed a consolidated or combined Tax return for federal, state or local Income Tax purposes with another Person other than Seller.

         3.19 Employee Benefit Plans.

         (a) Schedule 3.19(a) of the Disclosure Schedule lists (i) the only two "employee pension benefit plans" (as defined in Section 3(2) of ERISA) that are currently maintained by the Company, that cover any Business Employee, or under which the Company has or could reasonably be expected to have any liability (the "401(k) Plan" and the "Pension Plan") and (ii) each material "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) that is currently maintained by the Company, that covers any Business Employee, or under which the Company has or could reasonably be expected to have any liability (collectively "Welfare Plans" and, together with the 401(k) Plan and the Pension Plan, the "Benefit Plans"). Except as set forth on Schedule 3.19(a) of the Disclosure Schedule or as would not reasonably be expected to have a

Material Adverse Effect, each Benefit Plan has been operated in compliance with the terms thereof and the requirements of the Code, ERISA and other applicable laws.

         (b) Except as set forth on Schedule 3.19(b) of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect:

                  (i) the 401(k) Plan and the Pension Plan are intended to be qualified under Section 401(a) of the Code;

                  (ii) neither Seller nor any of its ERISA Affiliates nor the Company participate in any "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA), and no withdrawal liability has been incurred by or asserted against Seller, any of its ERISA Affiliates or the Company within the preceding six years or could reasonably be expected to be incurred by or asserted against any of them with respect to any such multiemployer plan;

                  (iii) the Company has not incurred and could not reasonably be expected to incur any liability to the PBGC or with respect to any pension plan maintained by Seller or an ERISA Affiliate and subject to Title IV of ERISA;

                  (iv) no Welfare Plan promises or provides retiree medical or life insurance benefits to any Business Employee, except for continuation coverage required by Section 4980B of the Code or Part 6 of Title I of ERISA; and

                  (v) there are no pending Claims relating to the Benefit Plans, other than routine Claims for benefits payable in the normal operation of the Benefit Plans.

         3.20 Brokers and Finders. Except with respect to the services of Citigroup Global Markets Inc., as financial advisor to Seller (whose fees will not be payable by the Company or Buyer), Seller and its Affiliates including the Company are not and will not become obligated to pay any fee or commission to any broker, finder or other intermediary for or on account of the transactions contemplated by this Agreement.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer represents and warrants to Seller that the statements contained in this Article IV are correct and complete as of the date of this Agreement and as of the Closing Date (or as of such other date as may be expressly provided in any representation or warranty).

         4.1 Organization. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. Buyer (i) has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is presently being conducted and
(ii) is duly qualified to do business as a foreign Person in each jurisdiction in which the nature of the property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to have such power or authority or to be duly qualified to do business would not reasonably be expected to materially adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this

Agreement. Complete and correct copies of the Organizational Documents of Buyer have been made available to Seller.

         4.2 Authorization; Enforceability. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Related Agreements by Buyer have been duly authorized by all requisite corporate action. This Agreement has been, and on the Closing Date the Related Agreements will be, duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller and the other parties thereto, this Agreement constitutes, and on the Closing Date each of the Related Agreements will constitute, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms subject to (a) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors' rights and remedies generally and (b) the effect of general equitable principles, regardless of whether asserted in a proceeding in equity or at law.

         4.3 No Conflict or Violation. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not
(a) violate any provision of the Organizational Documents of Buyer; (b) violate, conflict with or constitute or result in (or with notice, lapse of time or both become) a default or a breach under or result in the acceleration, termination or cancellation of (or entitle any Person or give any Person the right to accelerate, terminate or cancel) any obligation under any Contract to which Buyer is a party or by which any of the assets or property of Buyer is bound, except for any of such matters or consequences that would not reasonably be expected to materially adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement; or (c) contravene or violate any law, statute, rule or regulation applicable to Buyer or any of its assets or properties, or any Governmental Order to which Buyer is a party or by which Buyer or any of its assets or properties is bound, except for any of such matters or consequences that would not reasonably be expected to materially adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

         4.4 Consents and Approvals. Except as required by Antitrust Laws, the execution, delivery and performance by Buyer of this Agreement and the Related Agreements and the consummation by Buyer of the transactions contemplated hereby and thereby do not and will not require Buyer to obtain the approval, consent or authorization of, to make any declaration, filing or registration with, or to give notice to, any Governmental Authority or other Person.

         4.5 Brokers and Finders. Buyer and its Affiliates are not and will not become obligated to pay any fee or commission to any broker, finder or other intermediary for or on account of the transactions contemplated by this Agreement.

         4.6 Absence of Proceeding. To Buyer's knowledge, (a) there is no lawsuit, action, administrative or other proceeding or governmental investigation pending or threatened against Buyer that would reasonably be expected to materially adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement and (b) Buyer is not a party to, or in default under, any outstanding Governmental Order that would reasonably be expected to materially adversely affect or delay the ability of Buyer to consummate the transactions contemplated by this Agreement.

         4.7 Investment Intent. Buyer has such knowledge and experience in financial matters that it is capable of evaluating the merits and risks of its purchase of the Shares. Buyer confirms that Seller and the Company have made available to Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Business and to acquire additional information about the business and financial condition of the Company and the Business. Buyer is acquiring the Shares for investment and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Shares. Buyer acknowledges that the Shares have not been registered under the Securities Act or the securities or "blue sky" laws of any state, and Buyer acknowledges that the Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state and foreign securities laws, in each case, to the extent applicable.

         4.8 Financing. Buyer has immediate access to the funds or has, at the date of this Agreement, binding written commitments (the "Commitment Letters") from responsible financial institutions to provide Buyer, subject to the conditions set forth therein, with the funds necessary to pay the Purchase Price and to consummate the transactions contemplated by this Agreement, including the payment of fees and expenses that are for its account, and to provide working capital for the Business. True and correct copies of the Commitment Letters (if any) have previously been furnished to Seller. The commitments represented by the Commitment Letters (if any) are in full force and effect (subject to the conditions therein) and will remain so through the Closing, provided that the Closing occurs no later than November 30, 2003. Buyer does not know of any facts or circumstances existing as of the date of this Agreement that would be reasonably likely to result in any of the conditions contained in the Commitment Letters not being satisfied.

         4.9 No Outside Reliance. Buyer has performed its own analyses and investigation of the Business, the Company and their financial condition, assets and liabilities. Buyer has not relied nor is Buyer relying upon any information, data, materials, statements or representations not expressly made or provided by Seller in this Agreement. Buyer acknowledges that none of Seller, the Company or their respective Representatives is making any representation or warranty, express or implied, except those representations and warranties set forth in
Article III of this Agreement.

                                   ARTICLE V
                              ADDITIONAL COVENANTS

         The parties to this Agreement covenant and agree to take and, to the extent applicable pursuant to this Article V, with respect to Seller, to cause the Company prior to the Closing to take, and, with respect to Buyer, to cause the Company from and after the Closing to take, the following actions:

         5.1 Access, Investigation; Financial Statements.

         (a) Following the date of this Agreement and through the Closing Date, upon reasonable advance notice and to the extent permitted by applicable law, Buyer and its Representatives shall be afforded reasonable access during normal business hours to the offices, properties, employees and business and financial records (including computer files, retrieval programs and similar documentation) of the Business from time to time as Buyer shall reasonably request. Buyer agrees that such access shall be afforded in such a manner as not to interfere unreasonably with the businesses or operations of Seller or the Company or any Affiliate thereof, or any of their respective customers, suppliers or distributors. Notwithstanding the foregoing, it is understood and agreed that no subsurface or other intrusive investigations, including the taking of samples, for the purpose of identifying or assessing environmental conditions at any Leased Real Property or Owned Real Property shall be conducted prior to the Closing Date without Seller's prior written consent, which may be withheld by Seller in its sole discretion.

         (b) Any information concerning the Business provided to Buyer or any of its Representatives pursuant to this Agreement shall be held by Buyer and such Representatives in accordance with, and shall be subject to the terms of, the confidentiality agreement, dated as of April 25, 2003, by and between Citigroup Global Markets Inc., as authorized representative for and on behalf of Seller for the execution thereof, and Buyer (the "Confidentiality Agreement").

         (c) Except as otherwise provided in Section 10.4 with respect to Tax materials, Buyer agrees and, from and after the Closing, shall cause the Company
(i) to hold all of the Business Records delivered to Buyer or the Company as contemplated by Section 5.12, and not to destroy or dispose of any such Business Records, for a period of seven (7) years from the Closing Date or such longer time as may be required by applicable law and, therefore, if Buyer or the Company desires to destroy or dispose of such Business Records, to offer first in writing at least ninety (90) days prior to such destruction or disposal to surrender such Business Records to Seller (or to Seller's successors, assigns or other designees) and (ii) to afford Seller (or Seller's successors, assigns or other designees) or any Representative thereof, during normal business hours, upon reasonable request at any time, full access to such Business Records and to the employees of Buyer and the Company and any of their Affiliates to the extent that such access may be requested by Seller or its Representatives for any legitimate purpose, including in connection with the prosecution or defense of any action, suit, claim, proceeding or other legal process, at no cost to Seller (or such successor, assign or designee) or any of its Representatives other than for reimbursement of Buyer's reasonable out-of-pocket expenses; provided, however, that nothing in this Agreement shall limit any rights of discovery available to any party in connection with any action, suit, claim, proceeding or other legal process.

         (d) Seller shall use commercially reasonable efforts to deliver to Buyer, within 15 Business Days after the end of each fiscal month of the Business after the date of this Agreement and prior to the Closing, interim Financial Statements of the Business for the fiscal month then ended.

         (e) If the Closing does not occur prior to March 31, 2004, on or before April 1, 2004, Seller shall deliver to Buyer audited Financial Statements of the Business as of January 3, 2004 and for the period then ended, prepared in accordance with GAAP and on a basis consistent with the prior Financial Statements.

         5.2 Best Efforts; Obtaining Consents and Regulatory Authorizations.

         (a) Except as to antitrust matters (which are the subject of Section 5.3) and the lease matters reflected on Schedule 5.2(a) which are subject to the last two sentences of this section, prior to the Closing Date, subject to the terms and conditions provided for in this Agreement, each of Seller and Buyer shall use its reasonable best efforts to take, or cause to be taken, all actions, and shall do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Related Agreements, including the execution and delivery of any documents, instruments, certificates or conveyances of any kind that may be reasonably necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and shall cooperate with the other in connection with the foregoing, including using reasonable best efforts to (i) obtain all consents necessary to be obtained by such party or its Affiliates under any applicable law or regulation in connection with, or as a result of, the consummation of the transactions contemplated by this Agreement; (ii) defend all actions, suits or proceedings brought against such party or its Affiliates challenging this Agreement or the consummation of the transactions contemplated by this Agreement; (iii) prevent the issuance, enactment, promulgation or entry against such party or its Affiliates of any threatened or pending preliminary or permanent injunction or other restraining order, decree or ruling or statute, rule, regulation or executive order or other similar order that would adversely affect or delay the ability of Seller and Buyer to consummate the transactions contemplated by this Agreement, and to lift or rescind any such injunction or other restraining order, decree or ruling or statute, rule, regulation or executive order or other similar order; (iv) give all notices to, effect all registrations and filings with, and submit all information which such party or any of its Affiliates is required or requested by any Governmental Authority in connection with or as a result of the consummation of the transactions contemplated by this Agreement; and (v) fulfill all conditions to this Agreement on the part of such party or its Affiliates to be satisfied. In furtherance and not in limitation of the foregoing, Seller and its Affiliates shall provide all notices required with respect to any Lease or other Contract and shall use commercially reasonable efforts to obtain all consents and approvals of any other party thereto each as set forth on Schedule 5.2(a) of the Disclosure Schedule, in each case necessary in order to assign such Leases or other Contracts to the Company or to transfer the Shares of the Company. Buyer shall use its commercially reasonable efforts to assist Seller in obtaining the consents and approvals as set forth on
Schedule 5.2(a) of the Disclosure Schedule.

         (b) To the extent reasonably requested by Buyer, Seller shall, and shall cause the Company prior to the Closing to, cooperate with Buyer in connection with the filing, transfer, assignment or other action with respect to any Governmental Permit necessary for the Company to conduct the Business following the Closing Date as currently conducted.

         (c) All fees, costs and expenses required in connection with the application for or prosecution of any consent, approval, authorization, registration, filing or submission or in respect of any filing, transfer, assignment or other action relating to any Governmental Permit subject to
Section 5.2(b) shall be borne by Buyer. In accordance with Section 11.1, all other fees, costs, expenses and disbursements (including the costs of preparation of any required filings or related transfer documents) incurred in connection with the matters referred to in this Section 5.2 and in Section 5.3 shall be borne by Buyer if incurred by Buyer or on its behalf and by Seller if incurred by or on behalf of Seller, its Affiliates or the Company.

         (d) Seller shall notify Buyer in writing of the occurrence or failure to occur of any event, the occurrence or failure of which to occur would cause any of the representations or warranties of Seller set forth in Article III to be untrue or inaccurate in any material respect. Unless Buyer has the right to terminate this Agreement pursuant to Section 8.1(a)(iii)(B) as a result of such occurrence or failure to occur and exercises that right within the ten (10) Business Day period specified in Section 8.1(a)(iii)(B), such notice shall be deemed to have automatically amended the Disclosure Schedule, to have qualified Seller's representations and warranties for purposes of Section 6.1(a), but shall not be deemed to have cured any misrepresentation or breach of warranty for purposes of Article IX.

         (e) Each of Seller and Buyer shall promptly inform the other of any material communication that it or any of its Affiliates receives from any Governmental Authority regarding the transactions contemplated by this Agreement. If Seller or Buyer (or any of their respective Affiliates) receives a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Each of Seller and Buyer shall promptly inform the other of any understandings, undertakings or agreements (oral or written) that such party proposes to make or enter into with any Governmental Authority in connection with the transactions contemplated by this Agreement.

         5.3 Antitrust Matters.

         (a) Seller and Buyer shall cause to be made all filings required under the HSR Act in connection with or relating to the transactions contemplated by this Agreement within seven (7) Business Days after the date of this Agreement.

         (b) Seller and Buyer shall (i) use commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any antitrust or trade regulatory laws of any Governmental Authority, including the HSR Act ("Antitrust Laws"), and (ii) if any action, suit or proceeding is threatened or instituted challenging this Agreement or the transactions contemplated by this Agreement as being in violation of any Antitrust Law, Seller and Buyer shall use their respective best efforts to take such action as may be required by the applicable Governmental Authority (including the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission) in order to resolve such objections as such Governmental Authority may have to such transactions under such Antitrust Law or in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Governmental Order that has the effect of adversely affecting or delaying the consummation of the transactions contemplated by this Agreement; provided that such action shall not have a Material Adverse Effect on Seller or Buyer, as the case may be. The entry by any Governmental Authority in any suit brought by a private party or Governmental Authority challenging the transactions contemplated by this Agreement as being in violation of any Antitrust Law of a Governmental Order permitting the transactions contemplated by this Agreement, but requiring that any of the businesses, product lines or assets of Buyer, any of Buyer's Affiliates or the Company be divested or held separate, or that would otherwise limit Buyer's freedom of action with respect to, or its ability to retain, the Business or any portion thereof or any of Buyer's or its Affiliates' other assets or businesses, shall not be deemed a failure to satisfy the conditions specified in Section 6.2 or 6.4.

         5.4 Conduct of Business Prior to the Closing Date.

         (a) Except as otherwise permitted or required by the terms of this Agreement, from the date of this Agreement until the Closing or earlier termination of this Agreement, Seller shall and shall cause the Company to (i) operate the Business in all material respects only in the ordinary course and
(ii) use reasonable efforts to preserve in all material respects the present business organization of the Business and the Company and the relationships with the Business's and the Company's current suppliers, customers, distributors and others having currently significant business dealings with the Business or the Company.

         (b) Without limiting the generality of Section 5.4(a), except as otherwise permitted or required by the terms of this Agreement, from the date of this Agreement until the Closing or earlier termination of this Agreement, Seller shall not, and shall cause the Company not to, without the prior written consent of Buyer:

                  (i) amend the Company's Organizational Documents;

                  (ii) issue or agree to issue (by the issuance or granting of options, warrants or rights to purchase shares or otherwise), transfer, sell or deliver any capital stock or other equity securities of the Company, including the Shares, or any securities exchangeable for or convertible into such capital stock or other equity securities;

                  (iii) split, combine or reclassify any capital stock or other equity securities of the Company, including the Shares, or declare, set aside or pay any dividends or make any other distributions (whether in cash, stock or other property) in respect of such capital stock or other equity securities;

                  (iv) permit the Company to incur any indebtedness for borrowed money that will not be discharged in full at or prior to the Closing;

                  (v) permit the Company to make any acquisition or disposition of assets not in the ordinary course of business involving consideration in excess of $500,000 or to make any acquisition or any disposition of stock;

                  (vi) enter into any employment or similar contract with any Business Employee, or except in the ordinary course of business, materially increase the compensation and/or benefits of, any Business Employee;

                  (vii) merge or consolidate the Company with any corporation or other entity;

                  (viii) adopt, amend in any material respect adverse to the Company or terminate any material employee benefit plan or severance plan in which employees of the Business participate;

                  (ix) make awards or distributions under any employee benefit plan in which employees of the Business participate, except awards or distributions in the ordinary course of business or as required by the terms of any such plan or agreement as in existence on the date of this Agreement;

                  (x) open any new NTB Store or close any existing NTB Store;

                  (xi) except in accordance with the provisions of this Article V, take any action or refrain from taking any action that would cause the condition set forth in Section 6.1(a) to fail to be satisfied; or

                  (xii) agree, commit or resolve to do or authorize any of the foregoing.

         (c) Notwithstanding Sections 5.4(a) and 5.4(b), between the date of this Agreement and the Closing Date, without Buyer's prior written consent, Seller shall be entitled to, and to cause the Company to:

                  (i) sell, distribute, contribute, assign, transfer or otherwise convey (with or without consideration) to Seller or any of its Affiliates, including Tire Property Holding, Inc., any real property held by the Company (and the proceeds from the sale thereof) other than the Leased Real Property and the Owned Real Property (the "Excluded Property");

                  (ii) sell, distribute, assign, transfer or otherwise convey (with or without consideration) to Seller or any of its Affiliates all of the shares of capital stock of Tire Property Holding, Inc. owned by the Company (and the proceeds from the sale thereof), or cause Tire Property Holding, Inc. to be merged or consolidated with Seller or any of its Affiliates (the "TPH Spin-Off");

                  (iii) periodically "sweep" or otherwise distribute or dividend to Seller or its Affiliates cash generated or held by or at the NTB Stores consistent with past practice; and

                  (iv) agree, commit or resolve to do or authorize any of the foregoing.

         5.5 No Public Announcements. Without limiting the terms of the Confidentiality Agreement, except as required by applicable law or any stock exchange on which the capital stock of Seller or Buyer or any of their Affiliates is listed, no party to this Agreement shall issue any press release, make any public announcement or statement or respond in writing to any press inquiry with respect to this Agreement or the transactions contemplated by this Agreement without the prior approval of the other party. Notwithstanding the foregoing, the parties shall issue appropriate press releases and develop analyst conference call materials and discussion outlines, which shall be reasonably acceptable to Seller and Buyer, with respect to the transactions contemplated by this Agreement following (a) the execution and delivery of this Agreement and (b) the consummation of the transactions contemplated by this Agreement.

         5.6 Employee Matters.

         (a) Pursuant to, and in accordance with the terms of, the Contribution and Assumption Agreement, as of the Closing Date, Seller shall cause (i) each employee of Seller or any of its Affiliates who works at a NTB Store as of the Closing Date and (ii) the other employees of Seller listed on Schedule 5.6(a) of the Disclosure Schedule, to the extent such employees continue to be employed by Seller or any of its Affiliates as of the Closing Date (the employees described in clauses (i) and (ii), collectively, the "Business Employees"), to be transferred to the Company and to cease, as of the Closing Date, any services being performed by such Business Employee for the benefit of Seller or its Affiliates (other than the Company), other than the services contemplated by the Transition Services Agreement.

         (b) Buyer agrees and acknowledges that it is expressly assuming, as of the Closing Date, all liabilities and obligations, including all payment obligations, of Seller to Business Employees under each of the retention, severance and "stay bonus" agreements and arrangements set forth at items 1-3 of
Schedule 5.6(b) of the Disclosure Schedule (other than any Incentive Plan payments or Quarterly Bonus payments promised under such agreements and arrangements) and for the severance payments described at item 4 of Schedule 5.6(b). Buyer agrees and acknowledges that the Company is also expressly assuming, as of the Closing Date, all liabilities and obligations, including all payment obligations, of Seller to Business Employees under each of the retention, severance and "stay bonus" agreements and arrangements set forth at items 1-3 of Schedule 5.6(b) of the Disclosure Schedule (other than any Incentive Plan payments or Quarterly Bonus payments promised under such agreements and arrangements) and for the severance payments described at item 4 of Schedule 5.6(b). Seller shall retain all obligations owing to Business Employees under the Sears, Roebuck and Co. Annual Incentive Plan (the "Incentive Plan"), and the Sears, Roebuck and Co. Quarterly Annual Bonus Plan (the "Quarterly Bonus Plan"). In the case of the Incentive Plan, Seller shall, as soon as practicable after the end of the year in which the Closing Date occurs (the "Payout Date"), make annual incentive payments under the Incentive Plan to eligible employees who are employed by the Business as of the last day of the year in which the Closing Date occurs (determined without regard to the transactions contemplated by this Agreement). The payment will be calculated as a pro rata percentage (based on (i) actual days elapsed from the beginning of such year to the Closing Date, divided by (ii) total days of the year) of the actual award that would have been earned had the Business Employee been employed by Seller for the full year, based on actual Company and Business performance for that year. As soon as practicable after the end of the quarter in which the Closing Date occurs, Seller will make payments under the Quarterly Bonus Plan to eligible employees who are employed by the Business as of the last day of the quarter in which the Closing Date occurs (determined without regard to the transactions contemplated by this Agreement). The payment will be calculated as a pro rata percentage (based on (i) actual days elapsed from the beginning of such quarter to the Closing Date, divided by (ii) total days in the quarter) of the actual award that would have been earned under the Quarterly Bonus Plan had the Business Employee been employed by Seller for the full quarter in which the Closing Date occurs, based on actual performance for that quarter. At the Closing, Buyer agrees to execute any and all documents and instruments, including any assignment and assumption agreements or

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

other express written acknowledgements, required to effect and evidence the assumption of liabilities and obligations and other matters provided in this
Section 5.6(b).

         (c) Subject to Section 5.6(b) above, Company shall not become a participating employer in any employee benefit plan, program, policy or arrangement of Seller and its Affiliates, and effective as of Closing, each Business Employee shall cease accruing service for any purpose under any such plan, program, policy or arrangement. Except as provided in Section 5.6(b) above and Section 5.6(d) below, Seller shall retain liability, and be solely responsible, for all benefits and compensation payable to, or with respect to, the Business Employees with respect to services performed and claims incurred, in each case on or prior to the Closing Date, under any plans, agreements, policies, arrangements related to compensation and other employee benefits. For purposes of this Section 5.6(c), disability claims, medical and dental services claims and death benefit claims are incurred as of the date determined in accordance with the applicable Seller plan. Seller shall be responsible for all qualifying events, if any, under Part 6 of Title I of ERISA and Section 4980B of the Code ("COBRA") and COBRA claims incurred under the welfare plans of Seller on or before the Closing Date.

         (d) For the one year period after Closing, with respect to each Business Employee, during such Business Employee's employment during such one year period after Closing, Buyer shall provide (or shall cause Company to provide) such Business Employee (i) employment in the identical geographic location as in effect with respect to such Business Employee immediately prior to the Closing Date, and (ii) with base pay and incentive compensation opportunities that are in the aggregate substantially comparable to that in effect for such Business Employee immediately prior to the Closing Date; provided that for such period described above, there will be no reduction in excess of 10% in such Business Employee's annual earnings potential. During the period commencing on the Closing Date and ending on the first anniversary thereof, Buyer shall provide, and cause the Company to provide, to Business Employees the following group health, life insurance, disability insurance and 401(k) savings plan benefits: (i) participation (commencing no later than the Coverage Date (as defined in Section 5.6(d)(ii) below) in a group health plan or plans equivalent to the plan or plans then being made available to employees of Buyer's subsidiary, Tire Kingdom ("Tire Kingdom"), with premium contributions by the Business Employee that are no greater than the contributions then being paid by similar employees of Tire Kingdom; (ii) life insurance, at no cost to the Business Employee, in an amount equal to one year's base pay; (iii) long term disability insurance that is equivalent to, and is provided at a cost to the Business Employee which is equivalent to, that then being made available to employees of Tire Kingdom; and (iv) a 401(k) savings plan that provides for a Company matching contribution equal to 50% of the first 4% of employee deferral. Buyer and Seller also agree as follows:

                  (i) Buyer assumes and agrees to satisfy and discharge, as the same become due, all vacation, sick pay and holiday pay obligations owing as of the Closing Date to Business Employees under the Welfare Plans listed in Schedule 3.19(a). In addition, Buyer shall cause Business Employees to be given credit under each employee benefit plan, program, policy or arrangement of Buyer, the Company or any of its Affiliates in which such Business Employees are eligible to participate for all service with Seller and any ERISA Affiliate of Seller, or any predecessor employer (to the extent such credit was given by Seller) for purposes of eligibility, vesting, severance and vacation entitlement and any other benefit plan under which service is taken into account.

                  (ii) Buyer shall take all such action as is necessary or appropriate in order to ensure that Business Employees, their spouses, and dependent children covered by the group health plans sponsored by Seller (the "Group Health Plans") as of the Closing Date become eligible for coverage under a group health plan maintained by Buyer or its Affiliates effective no later than the first day of the second calendar month beginning after the Closing Date (the "Coverage Date"). Between the Closing Date and the Coverage Date, Buyer shall pay to each Business Employee an amount equal to the difference between (i) the amount necessary to fund such Business Employee's COBRA premium for such period under the Group Health Plans, reduced by (ii) the active employee premium for such period determined based on the rate applicable to such individual immediately prior to the Closing Date. Seller shall retain all obligations, if any, for retiree medical or retiree life insurance benefits to which any Business Employee or former employee of the Business and their spouses and dependent children may be entitled under any Welfare Plan. In addition, any former employees of the Business and their spouses and dependent children who, as of or prior to the Closing Date, are or were receiving, or are or were eligible to elect, COBRA continuation coverage (as defined in Treasury Regulation Section 54.4980B-5 (Q&A 1)) under any Group Health Plan as a result of incurring a "qualifying event" as of or prior to the Closing Date shall be eligible to elect or continue COBRA continuation coverage under such Group Health Plan from and after the Closing and shall not be entitled to coverage under Buyer's group health plan. Buyer shall cause the group health plan maintained by Buyer or its Affiliates to (A) waive any waiting periods, evidence of insurability requirements or preexisting condition limitations and (B) give credit for any deductible or out-of-pocket expenses actually paid by the employees and their beneficiaries under the Group Health Plans during the portion of the calendar year preceding the date upon which the Business Employee becomes eligible to participate in Buyer's group health plan.

                  (iii) Seller shall take all necessary action to contribute and shall contribute to the 401(k) Plan for the portion of the year preceding the Closing Date on behalf of each Business Employee who participates in the 401(k) Plan the amounts that are provided in the 401(k) Plan, regardless of whether the Business Employee is employed by the Seller or its Affiliates (including the Company) on December 31 of the year in which the Closing occurs. All Business Employees who have Account Balances in the 401(k) Plan will be 100% vested in their Account Balances as of the Closing Date.

         Seller shall provide, or cause any administrator of a Benefit Plan to provide, Buyer with all information and data in a timely manner as it may reasonably request in order for Buyer to comply with this Section 5.6(d).

         (e) Nothing contained in this Agreement shall create any third-party beneficiary rights in any current or former employee of the Business or any beneficiary or dependents thereof with respect to the compensation, terms and conditions of employment and benefits that may be provided to such employee by Buyer or under any benefit plan that Buyer may maintain.

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

         5.7 Resignations of Directors. At or prior to the Closing, Seller shall cause the Company to furnish Buyer with resignations, effective as of the Closing Date, of all members of the Company's board of directors.

         5.8 Non-Disparagement. Buyer shall use commercially reasonable efforts to cause the officers and directors of Buyer and its Affiliates (including, from and after the Closing Date, the Company) not to, at any time prior to, on or after the Closing Date disparage the operation by Seller, its Affiliates or Representatives of (a) the Business or (b) any business or operations conducted by Seller or its Affiliates that is similar to the Business, including the Sears Automotive Group and Sears Automotive Centers.

         5.9 Parent Group Intellectual Property.

         (a) Notwithstanding anything in this Agreement to the contrary, except to the extent provided in the Transition Services Agreement and in Sections 5.9(b), 5.11(b) and 5.14, following the Closing, neither Buyer nor the Company shall have any right to use or access, and Seller is not conveying ownership or other rights in or to, or granting Buyer or the Company a license or any other right to use or access, any patents, copyrights, trademarks, service marks, trade names, brand names, trade dress, logos, Internet domain names, trade secrets, know-how, third-party licenses, database or software applications, customer information or any aggregation thereof, or any similar type of proprietary intellectual property or technology right of Seller or its Affiliates (other than the Company Intellectual Property), including the "Sears, Roebuck and Co." or "Sears" name or any derivation thereof (collectively, the "Parent Group Intellectual Property").

         (b) Within 90 days following the Closing Date, except with respect to Parent Group Intellectual Property that is a part of Invoices (which are the subject of Section 5.11(b)), or as contemplated by the Transition Services Agreement, Buyer agrees to take, and to cause the Company and their respective Representatives to take, the following actions with respect to the Parent Group Intellectual Property:

                  (i) cease using Seller's name and any slogans, logos, catch-phrases and all other Parent Group Intellectual Property, including on all promotional, operational (including the Business's point-of-sale system) and advertising materials (whether in print, radio, television, Internet or other media), supplies, packaging, signage, telephone directory listings, websites, a domain or electronic mail name, equipment, vehicles, uniforms, business cards, letterhead and other office supplies, video and photographs ("Prohibited Items"); and

                  (ii) at Buyer's expense, destroy all Prohibited Items or remove all such Parent Group Intellectual Property from all such Prohibited Items.

         Buyer agrees to furnish Seller from time to time at Seller's request with evidence reasonably satisfactory to Seller of Buyer's compliance with the provisions of this Section 5.9(b), including a certification of the President or a Vice President of Buyer that Buyer's obligations under this Section 5.9(b) have been satisfied.

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

         (c) Buyer acknowledges and agrees that it has no right in, to or under, and may not use or display in any manner, any content or links residing or located on the World Wide Website(s) associated with any Internet domain names of Seller or its Affiliates (other than the Company) and that, to the extent such content and links are not removed by Seller prior to or on the Closing Date, Buyer will promptly and, in any event, no later than thirty (30) days following the Closing Date, remove all such content and links.

         (d) Buyer covenants and agrees that neither Buyer nor the Company or any Representative thereof, from and after the Closing, shall take any action or make any representation to any Person indicating, stating or implying that Buyer or the Company or any Representative thereof is associated in any way with, or is authorized in any way to act on behalf of, or is acting with the knowledge of, Seller or any of its Affiliates, and Buyer shall, and shall cause the Company and its Representatives to, from and after the Closing, use their best efforts to disassociate itself and themselves from Seller and its Affiliates, including expressly informing appropriate third parties that it is not affiliated with, and is not an agent for or otherwise authorized by, Seller or any of its Affiliates.

         5.10 Compliance with WARN. Buyer shall timely give all notices (if any) required to be given under, or shall otherwise comply with, WARN and all similar laws and regulations of any applicable jurisdictions relating to any facility closing or mass layoff (or similar triggering event) with respect to the Business that is caused by Buyer. For purposes of this Section 5.10, Buyer shall be deemed to have caused a facility closing or mass layoff (or similar triggering event) with respect to the Business if it would not have occurred but for the fact that Buyer or the Company failed to continue the employment of employees of the Business after the Closing.

         5.11 Product and Service Warranties, Invoices.

         (a) From and after the Closing Date, (i) Seller shall, and shall cause its Affiliates to, use reasonable best efforts to cause employees of the SAC Stores and other Representatives of Seller not to direct inquiries or claims regarding warranties related to products or services purchased at a NTB Store or a SAC Store prior to the Closing Date to Buyer, any Affiliate of Buyer (including, after the Closing, the Company) or any NTB Store and to handle such inquires or claims at Seller's expense at the SAC Store where they are presented, and (ii) Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company) to, use reasonable best efforts to cause employees of the NTB Stores and other Representatives of Buyer not to direct inquiries or claims regarding warranties related to products or services purchased at a SAC Store or a NTB Store prior to the Closing Date to Seller, any Affiliate of Seller or any SAC Store and to handle such inquiries or claims at Buyer's expense at the NTB Store where they are presented. Seller and Buyer acknowledge and agree that neither party nor its Affiliates shall be entitled to reimbursement, indemnification or "true-up" of any nature whatsoever with respect to warranty service provided by such party or any of its Affiliates pursuant to the terms of any warranty issued at a SAC Store or a NTB Store prior to the Closing Date or within the time period after the Closing Date contemplated by Section 5.11(b).

         (b) Except as otherwise provided in the Transition Services Agreement, as promptly as reasonably practicable following the Closing Date and, in any event, on or prior to the later of the date that is (x) ninety (90) days after the date of this Agreement and (y) ninety (90) days after the Closing Date, (i) Seller shall, and shall cause its Affiliates to, (A) cease using Company Intellectual Property on the transaction forms, invoices, purchase and sale orders and similar documents (collectively, "Invoices") of Seller and its Affiliates and (B) cease issuing or making available to customers product or service warranty coverage that provides that a customer may obtain warranty parts, service or credit of any kind at any NTB Store, and (ii) Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company) to, (A) cease using Parent Group Intellectual Property on the Invoices of the Company or the Business and (B) cease issuing or making available to customers any product or service warranty coverage that provides that a customer may obtain warranty parts, service or credit of any kind at any SAC Store.

         5.12 Transfer of Business Records; Confidentiality.

         (a) Within ninety (90) days following the Closing Date, Seller shall, and shall cause its Affiliates to, deliver or make available to Buyer and the Company all business and financial records, books, ledgers, files, invoices, business plans, business models, business correspondence, customer lists, customer databases (including without limitation, the database of customers of the Business maintained by Seller or its Affiliates prior to the date of this Agreement), computer files, real property files, cost and pricing information, employee files (for Business Employees only) and any other similar records and data, whether written or electronically stored or however otherwise recorded, maintained or stored, excluding Tax records, filings and other Tax data (collectively, the "Business Records"), that are related to the Business; provided, however, that Seller and its Affiliates may retain any Business Record that Seller may require for, or may use in connection with, any service that Seller is obligated to provide to the Company pursuant to the Transition Services Agreement, but Seller shall, and shall cause its Affiliates to, deliver or make available to Buyer and the Company any such Business Record as promptly as reasonably practicable following the termination or expiration of the Transition Services Agreement; provided further, that, from and after the Closing Date, Seller shall, and shall cause its Affiliates to, afford to Buyer and the Company, during normal business hours, upon reasonable request at any time, full access to all Business Records that are in the possession of Seller or any of its Affiliates. Notwithstanding the foregoing, to the extent any Business Record is either (i) used in connection with, or related to, any business of Seller or any of its Affiliates other than the Business or (ii) is subject to a confidentiality agreement or other restriction limiting Seller's or any of its Affiliate's ability to disclose such Business Record, Seller may deliver or make available to Buyer or the Company an electronic copy, photocopy or other reproduction of such Business Record from which, in the case of a Business Record referred to in clause (i), information concerning any business of Seller or any of its Affiliates other than the Business has been deleted or otherwise redacted or, in the case of a Business Record referred to in clause
(ii), all confidential information has been deleted or otherwise redacted. Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Company) not to, use any information related to any business of Seller or any of its Affiliates that is inadvertently transferred or made available to Buyer or the Company pursuant to this Section 5.12 and shall return any such information to Seller as promptly as reasonably practicable.

         (b) Seller and its Affiliates shall hold the Business Records in confidence and shall make no use thereof other than for purposes of enabling Seller and its Affiliates to perform their obligations under this Agreement and the Related Agreements and in connection with Seller's

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

operation of the Sears Auto Centers. By way of example and not in limitation of the foregoing, Seller and its Affiliates shall not use any database of customers of the Business for any marketing or other commercial purposes except to the extent that Seller and its Affiliates have used a database of customers of the Business in connection with its Sears Auto Centers.

         5.13 IBM Master Agreement; Other Sears Service Provider Agreements.

         (a) Buyer acknowledges and agrees that (i) none of Buyer, the Company, or, from and after the Closing Date, the Business is a third-party beneficiary under the IBM Master Agreement and (ii) from and after the Closing Date, Buyer shall, and shall cause the Company to, direct all formal communications to Seller and not to IBM regarding any services being provided to the Business pursuant to the Transition Services Agreement.

         (b) From and after the Closing, Seller and Buyer shall, and shall cause their respective Affiliates to, reasonably cooperate to cause Seller or any of its Affiliates to receive up to the maximum credit, if any, against any material spending commitment that Seller or any such Affiliate has with any Sears Service Provider, to which Seller or any such Affiliate may be entitled pursuant to the terms of any material Sears Service Provider Agreement in respect of any revenue that such Sears Service Provider receives under any agreement that Buyer or any of its Affiliates may enter into with such Sears Service Provider for the provision of any services to the Business after the Closing Date (not otherwise including other Buyer businesses) similar to those services provided under the applicable Sears Service Provider Agreement to the Business (any such agreement, a "Buyer Service Provider Agreement"); provided nothing herein shall obligate Buyer to enter into or continue any Buyer Service Provider Agreement, nothing herein shall obligate Buyer in its discretion to forego any benefits to which it may be entitled under any existing or future contract with any such Sears Service Provider with respect to the Business, including the benefit of any preferential price structure or volume discounts, and nothing herein shall require Buyer and its Affiliates to share relevant information that any of them reasonably determines to be confidential or competitively sensitive.

         5.14 Speed and Expertise Materials. Seller and Buyer acknowledge and agree that training manuals, program materials and other know-how commonly known as Seller's "Speed and Expertise" program (collectively, the "Speed and Expertise Materials") are used in the operation of both SAC Stores and NTB Stores. From and after the Closing Date, (a) each of Seller and its Affiliates, on the one hand, and Buyer and its Affiliates, on the other hand, shall be entitled to use the Speed and Expertise Materials as they deem appropriate or useful without the consent of the other party, including the right to create derivative works, obtain copyrights on such derivative works, modify, improve, enhance or otherwise change the Speed and Expertise Materials, and (b) Seller and Buyer shall not, and shall cause their respective Affiliates not to, challenge, legally or otherwise, such right of the other party and its Affiliates. Any modification, improvement, enhancement or other change that Seller or Buyer (or any of their respective Affiliates) may make to the Speed and Expertise Materials from and after the Closing Date shall be the exclusive property of the party making such modification, improvement, enhancement or other change, and the other party and its Affiliates shall have no rights whatsoever in or to any such modification, improvement, enhancement or other change.

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

         5.15 Discharge of Certain Liabilities. Seller shall take all action necessary to cause the Company to be discharged from all liability under all indebtedness for borrowed money, capitalized leases (other than those set forth on the Balance Sheet or disclosed on Schedule 5.15 of the Disclosure Schedule), trade accounts payable (other than the payable described in Section 2.5), and guarantees outstanding or existing as of the Closing Date.

         5.16 Financial Statements; Auditor Consents.

         (a) Seller will deliver to Buyer promptly upon preparation (and in any event no later than 45 days after the Closing Date), true and complete copies of the unaudited balance sheet and statement of income and cash flow of the Business as of the fiscal quarter ended September 27, 2003 which will be prepared in accordance with GAAP and Regulation S-X promulgated under the Securities Exchange Act of 1934.

         (b) Upon Buyer's request with reasonable prior notice, Seller shall use its commercially reasonable efforts to cause Deloitte & Touche LLP to deliver to Buyer at Buyer's cost and expense, its consent to the references to it as experts and the inclusion or incorporation by reference of its independent auditor's reports in any applicable Securities and Exchange Commission filings of the Buyer.

         5.17 Buyer's Financing. Buyer shall use best efforts to obtain the financing contemplated by the Commitment Letters within sixty (60) days from the date of this Agreement.

                                   ARTICLE VI
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

         The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer), on or prior to the Closing Date, of each of the following conditions:

         6.1 Representations, Warranties and Covenants.

         (a) All representations and warranties of Seller contained in this Agreement that are qualified as to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and all representations and warranties of Seller contained in this Agreement that are not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date except for such failures to be true and correct that shall not reasonably be expected to have a Material Adverse Effect, except, in any such case, for (i) representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time, and (ii) changes contemplated by this Agreement or as consented to by Buyer.

         (b) Seller shall have duly performed and complied with, in all material respects, all of its agreements and covenants pursuant to this Agreement required to be performed or complied with on or prior to the Closing Date.

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

         (c) Seller shall have delivered to Buyer a certificate, dated the Closing Date and signed by an authorized representative of Seller, to the effect that the conditions set forth in Sections 6.1(a) and 6.1(b) have been satisfied.

         6.2 No Order or Proceedings. Provided that Buyer has fulfilled its obligations under Section 5.2(a) and 5.3, there shall be no statute, regulation, injunction, restraining order or decree or other Governmental Order of any Governmental Authority of competent jurisdiction in effect that prohibits the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding shall be pending by or with any Governmental Authority which seeks to have declared illegal or otherwise prevent the consummation of this transaction or seeks damages with respect thereto; provided, however, that, as contemplated by Section 5.2(a), in the event of any such statute, regulation, injunction, restraining order or other Governmental Order, or pending proceedings, Buyer shall use reasonable best efforts to cause such statute, regulation, injunction, restraining order or other Governmental Order to be repealed, rescinded or otherwise removed or any pending proceedings to be favorably resolved.

         6.3 Related Agreements. Seller shall have delivered to Buyer each of the Related Agreements executed by Seller and each Affiliate of Seller party thereto.

         6.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

         6.5 Evidence of Certain Transfers. Seller shall have delivered to Buyer evidence that (a) either title to all Owned Real Property not owned of record by the Company on the date of this Agreement has been transferred of record to the Company or the Company is a successor in interest to the owner of record; (b) either any Lease under which the Company is not the lessee of record has been assigned to the Company or the Company is a successor in interest to the named tenant under the Lease; (c) the TPH Spin-Off has occurred; and (d) the Excluded Properties are no longer owned by the Company.

         6.6 Release. Seller, on behalf of itself and its Affiliates, shall have executed and delivered to Buyer a release pursuant to the terms of which Seller and its Affiliates acknowledge and agree that, except as expressly provided otherwise in this Agreement or the Related Agreements, all obligations owing to Seller or any of its Affiliates by Buyer or the Company (including without limitation, overhead charges or other allocations for services provided to the Business prior to the Closing Date) have been paid in full or otherwise discharged and Buyer and the Company are released from all further liability of any nature whatsoever to Seller or any of its Affiliates.

         6.7 Form 8023 and FIRPTA Certificate. Seller shall have executed and delivered to Buyer the IRS Form 8023 described in Section 10.2 and the affidavit of non-foreign status described in Section 1445 of the Code.

         6.8 Lease Consents. Seller shall have delivered to Buyer consents with respect to at least eight (8) of the Leases set forth on Schedule 5.2(a).

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                                   ARTICLE VII
                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

         The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller), on or prior to the Closing Date, of each of the following conditions:

         7.1 Representations, Warranties and Covenants.

         (a) All representations and warranties of Buyer contained in this Agreement that are qualified as to materiality shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date, and all representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on the Closing Date except for such failures to be true and correct that shall not reasonably be expected to have a material adverse effect on the expected benefits to Seller of the transactions contemplated by this Agreement, except, in any such case, for (i) representations and warranties that speak as of a specific date or time, which need only be true and correct as of such date or time, and (ii) changes contemplated by this Agreement or as consented to by Seller.

         (b) Buyer shall have duly performed and complied with, in all material respects, all of its agreements and covenants pursuant to this Agreement required to be performed or complied with on or prior to the Closing Date.

         (c) Buyer shall have delivered to Seller a certificate, dated the Closing Date and signed by an authorized representative of Buyer, to the effect that the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied.

         7.2 No Order or Proceedings. Provided that Seller has satisfied its obligations under Section 5.2(a) and 5.3, there shall be no statute, regulation, injunction, restraining order or other Governmental Order of any Governmental Authority of competent jurisdiction in effect that prohibits the consummation of the transactions contemplated by this Agreement and no suit, action or proceeding shall be pending by or with any Governmental Authority which seeks to have declared illegal or otherwise prevent the consummation of this transaction or seeks damages with respect thereto; provided, however, that, as contemplated by Section 5.2(a), in the event of any such statute, regulation, injunction, restraining order or other Governmental Order, Seller shall use reasonable best efforts to cause such statute, regulation, injunction, restraining order or other Governmental Order to be repealed, lifted, rescinded or otherwise removed or any pending proceedings to be favorably resolved.

         7.3 Transition Services Agreement. Buyer shall have delivered to Seller the Transition Services Agreement executed by Buyer.

         7.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

         7.5 Release. Buyer, on behalf of itself and the Company, shall have executed and delivered to Seller a release pursuant to the terms of which Buyer and the Company

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acknowledge and agree that, except as expressly provided otherwise in this
Agreement or the Related Agreements, all obligations owing to Buyer and the Company by Seller or any of its Affiliates have been paid in full or otherwise discharged and Seller and its Affiliates are released from all further liability of any nature whatsoever to Buyer or the Company.

         7.6 Form 8023. Buyer shall have executed and delivered to Seller the IRS Form 8023 described in Section 10.2.

                                  ARTICLE VIII
                                   TERMINATION

         8.1 Termination.

         (a) Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing
Date:

                  (i) by the mutual written consent of Seller and Buyer;

                  (ii) by Seller or Buyer upon written notice to the other if the Closing shall not have occurred on or before 90 days after the date of this Agreement, provided, however, such date shall be extended to 180 days after the date of the Agreement only if as of the date 90 days after the date of this Agreement, Buyer is unable to obtain financing sufficient to consummate the transactions contemplated by this Agreement as a direct result of a severe and sustained disruption of United States credit markets (the "Outside Date");

                  (iii) by Buyer upon written notice to Seller (A) in the event of any material breach of any (1) representation or warranty of Seller contained in this Agreement or (2) covenant or agreement to be performed or complied with by Seller pursuant to the terms of this Agreement, which breach (x) has continued without cure for a period of thirty (30) days following written notice thereof by Buyer to Seller, and (y) would result in any condition to the Closing set forth in
         Article VI not being satisfied (the satisfaction of which condition has not been waived by Buyer) on or prior to the Outside Date, or (B) in the event Seller has, within the then previous ten (10) Business Days, given Buyer any notice pursuant to Section 5.2(d) and the occurrence or failure that is the subject of the notice has had or could reasonably be expected to have an adverse effect on the Business of in excess of $5,000,000; or

                  (iv) by Seller upon written notice to Buyer in the event of any material breach of any (A) representation or warranty of Buyer contained in this Agreement or (B) covenant or agreement to be performed or complied with by Buyer pursuant to the terms of this Agreement, which breach (1) has continued without cure for a period of thirty (30) days following written notice thereof by Seller to Buyer, and (2) would result in any condition to the Closing set forth in
         Article VII not being satisfied (the satisfaction of which condition has not been waived by Seller) on or prior to the Outside Date.

         (b) Notwithstanding the foregoing, no party may terminate this Agreement pursuant to any provision of Section 8.1(a) if the failure of any condition in Article VI or Article VII to be

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satisfied or the failure of the Closing to occur on or before the Outside Date is attributable in whole or in part to (i) a breach by such party of this Agreement or (ii) such party's failure to use the required efforts to consummate the transactions contemplated by this Agreement.

         8.2 Procedure and Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.1, this Agreement and all obligations of the parties to this Agreement under this Agreement shall thereupon terminate and be of no further force and effect and there shall be no liability on the part of either party to this Agreement to the other party, and the transactions contemplated by this Agreement shall be abandoned without further action by the parties to this Agreement, except that the provisions of Sections 5.1(b), 5.2(c), 5.8 and 11.1 shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party to this Agreement of any liability for any willful breach of this Agreement occurring prior to any such termination. In the event of termination of this Agreement pursuant to
Section 8.1, Seller shall use commercially reasonable efforts to not, and shall use commercially reasonable efforts to cause its Affiliates and the officers and directors of Seller and its Affiliates not to, on or after the date of termination of this Agreement, disparage Seller based upon the events related to the termination of this Agreement. Upon any termination of this Agreement, and without limiting any term of the Confidentiality Agreement, each party to this Agreement shall promptly redeliver all documents, work papers and other materials of the other party relating to this Agreement or the transactions contemplated by this Agreement to the party furnishing such documents, work papers and other materials.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.1 Survival of Representations, Etc. All of the representations, warranties, covenants and indemnities set forth in this Agreement or in any certificate, document or other instrument delivered in connection with this Agreement or contemplated by this Agreement shall survive the Closing indefinitely, except that (i) other than those expressly given longer survival periods in this Section 9.1, the representations and warranties of Seller and Buyer set forth in this Agreement shall survive until the one-year anniversary of the Closing Date, (ii) the representations and warranties of Seller set forth in Section 3.18 (Taxes) shall survive the Closing only until the expiration of the applicable statute of limitations for assessments plus thirty (30) days, giving effect to any waiver, mitigation or extension of such period, (iii) the representations and warranties of Seller set forth in Section 3.2 (Capitalization of the Company) shall survive indefinitely, (iv) the covenants of the parties to be performed prior to the Closing shall survive until the one-year anniversary of the Closing, (v) the covenants of the parties to be performed following the Closing for a period of time expressly set forth therein shall survive the Closing only until the expiration of such period plus thirty
(30) days, (vi) the representations and warranties of Seller set forth in
Section 3.15 (Environmental) shall survive the Closing only until the three-year anniversary of the Closing, (vii) the indemnity set forth in each of Sections 9.2(a)(iv)-(ix) shall survive the Closing only until the expiration of the applicable statute of limitations, giving effect to any waiver, mitigation or extension of such period and the indemnity set forth in Section 9.2(a)(x) shall survive until the one-year anniversary of the Closing. The expiration of any representation, warranty, covenant or indemnity as provided in this Section 9.1 shall preclude any indemnity with respect thereof under this Article IX from and after the time such representation, warranty, covenant or indemnity shall have expired; provided,

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however, that the expiration of any representation, warranty, covenant or indemnity shall not affect (A) the rights of any party in respect of any such indemnity claim therefor as to which valid notice thereof has been given under this Article IX prior to the expiration of the applicable survival period provided in this Section 9.1; or (B) the rights of such party to indemnity with respect to such Claim under any other provision of Section 9.2(a) or Section 9.3, as the case may be. The election by any party to consummate the transactions contemplated by this Agreement, notwithstanding such party's actual knowledge of the inaccuracy of any representation or warranty or the failure of the other party to perform any covenant contained in this Agreement, shall not constitute a waiver by such party of any claim for indemnification arising out of the breach of such representation or warranty or failure to perform such covenant unless, in the case of any breach or failure by Seller, such breach or failure entitled Buyer to terminate this Agreement pursuant to Section 8.1(a)(iii)(B), but Buyer elected not to do so.

         9.2 Indemnification by Seller.

         (a) From and after the Closing, Seller shall indemnify, defend, save and hold harmless Buyer, its Affiliates (including the Company), and their respective Representatives (collectively, the "Buyer Indemnified Parties") from and against any and all Losses incurred by any Buyer Indemnified Party and arising out of or resulting from (i) any misrepresentation or breach of warranty given or made by Seller in this Agreement as of the date of this Agreement; (ii) any representation or warranty in this Agreement not being true and correct at the Closing Date (excluding such representations or warranties which speak to a specific date); (iii) any breach of any covenant or agreement made by Seller in this Agreement; (iv) the Excluded Properties; (v) the TPH Spin-Off; (vi) subject to Seller's control of remediation or defense of any proceedings as applicable, related to: (A) Releases of Hazardous Materials from former underground storage tanks at the Wheeling, West Virginia facility; (B) Releases of Hazardous Materials from former hydraulic lifts at the Danvers, Massachusetts facility and the related July 29, 2003 notice of noncompliance issued by the Massachusetts Department of Environmental Protection; and (C) the May 15, 2003 notice of violation issued by the Illinois Environmental Protection Agency as further described in Item 1 on Schedule 3.15; (vii) any claims of third parties for damage or injury suffered to Persons or property alleging that such damage or injury is as a result of (A) defective products sold or leased by or on behalf of Seller on or prior to the Closing Date, or (B) wrongful, improper or inappropriate repair, maintenance or other services conducted by or on behalf of Seller on or prior to the Closing Date (collectively, "Product Liability Claims"), workers' compensation claims directly related to an injury on or prior to the Closing Date and claims related to violations of employment laws on or prior to the Closing; (viii) any other matters related to the ownership or operation of or with respect to or involving or affecting the Company, the Business or any of the Company's assets with respect to each prior to the Closing Date only to the extent that either (A) insurance proceeds are available to Seller or (B) the aggregate Losses incurred by all Buyer Indemnified Parties under Sections 9.2(a)(i), (ii), (x), this clause (viii) or the covenants of the Buyer to be performed prior to the Closing exceed $5,000,000; (ix) any regulatory investigation or action related to the operation of the Business prior to the Closing Date; and (x) out of pocket costs reasonably incurred by Buyer to cure Noninsurable Title Matters relating to the Owned Real Property, provided Seller has been given notice of such Noninsurable Title Matters and fails to cure the same (which cure may be in the form of title insurance coverage from a national title insurance company reasonably acceptable to Buyer) within sixty (60) days after written notice of the same from Buyer.

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         (b) Notwithstanding anything to the contrary contained in this
Agreement, except with respect to any breaches of the representations and warranties set forth in Section 3.1, (i) no indemnification under Section 9.2(a)(i), (ii), (x) or the covenants of the Buyer to be performed prior to the Closing shall be made by Seller, and Seller shall not have any liability therefor, unless and until the aggregate amount of Losses subject to indemnification by Seller pursuant thereto shall exceed $5,000,000 and, once such threshold amount is exceeded, Seller shall indemnify the Buyer Indemnified Parties, and shall be liable, only for the amount of any such Losses in excess of such threshold amount, and (ii) the amount required to be paid by Seller pursuant to Sections 9.2(a)(i), (ii), (viii), (x) and the covenants of the Buyer to be performed prior to the Closing shall not, in the aggregate, exceed 10% of the Purchase Price, and Seller shall not indemnify the Buyer Indemnified Parties and shall not have any liability to any Buyer Indemnified Party for, and the Buyer Indemnified Parties shall have no right to recover from Seller pursuant to
Section 9.2(a)(i), (ii), (viii), (x) or the covenants of the Buyer to be performed prior to the Closing any amount of Losses that exceeds (and from and after the time Losses exceed) such amount. All references in Article III to material, materiality, or Material Adverse Effect shall be disregarded in determining whether a representation or warranty has been breached or is inaccurate for purposes of Section 9.2.

         9.3 Indemnification by Buyer. From and after the Closing, Buyer shall indemnify, defend, save and hold harmless Seller, its Affiliates (other than the Company) and their respective Representatives (collectively, the "Seller Indemnified Parties") from and against any and all Losses incurred by any Seller Indemnified Party and arising out of or resulting from (i) any misrepresentation or breach of warranty given or made by Buyer in this Agreement as of the date of this Agreement; (ii) any representation or warranty in this Agreement not being true and correct at the Closing Date (excluding such representations or warranties which speak to a specific date); (iii) any breach of any covenant or agreement made by Buyer in this Agreement; or (iv) the ownership or operation of the Company or the Business after the Closing Date, except, with respect to this
Section 9.3(iv), to the extent to which any Buyer Indemnified Party is entitled to indemnification by Seller as to such Losses pursuant to Section 9.2(a).

         9.4 Notice of Indemnity Claims. If any Buyer Indemnified Party or Seller Indemnified Party entitled to or seeking indemnification hereunder (an "Indemnified Party") (i) determines that any event, occurrence, fact, condition or Claim has given or could give rise to Losses for which such Indemnified Party is or may be entitled to, or may seek, indemnification under this Agreement,
(ii) otherwise identifies an event, occurrence, fact, condition or Claim giving rise (or which may give rise) to a right of indemnification hereunder in favor of such Indemnified Party, or (iii) with respect to any Third Party Claim, becomes aware of the assertion of any Claim or of the commencement of any action, suit or proceeding at law or in equity (any of the foregoing, an "Indemnity Claim"), such Indemnified Party shall promptly notify the party obligated to provide indemnification or from whom indemnification is being or will be sought (the "Indemnifying Party") in writing of such Indemnity Claim (a "Claim Notice") describing in reasonable detail the facts giving rise to the claim for indemnification under this Agreement and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection with this Agreement upon which such claim is based; provided, however, that the failure of any Indemnified Party to give timely notice thereof shall not affect any of its rights to indemnification hereunder nor

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relieve the Indemnifying Party from any of its indemnification obligations hereunder, except to the extent the Indemnifying Party is prejudiced by such failure. Any Claim Notice not relating to a Third Party Claim shall specify the nature of the Loss and the estimated amount thereof. After the giving of any Claim Notice pursuant to this Agreement, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any Governmental Authority of competent jurisdiction, or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a Governmental Authority shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

         9.5 Indemnification Procedures.

         Any obligation to provide indemnification hereunder with respect to any action, suit or proceeding at law or in equity by or against any third party, including any Governmental Authority (a "Third Party Claim"), shall be subject to the following terms and conditions:

         (a) Upon receipt of a Claim Notice in respect of any Third Party Claim, the Indemnifying Party shall be entitled, at its option and its sole cost and expense and upon notice to the Indemnified Party within thirty (30) days of its receipt of such Claim Notice, to assume and control the defense, compromise, settlement and investigation of such Indemnity Claim, including the management of any proceeding relating thereto, and to employ and engage counsel reasonably acceptable to the Indemnified Party; provided, however, that if there exists a material conflict of interest (other than one of a monetary nature) or if the Indemnified Party has been advised by counsel that there may be one or more legal or equitable defenses available to it that are different from or additional to those available to the Indemnifying Party, which, in either case, would make it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, then the Indemnified Party shall be entitled to retain its own counsel at the cost and expense of the Indemnifying Party (except that the Indemnifying Party shall not be obligated to pay the fees and expenses of more than one separate counsel for all Indemnified Parties, taken together).

         (b) If the Indemnifying Party exercises the right to undertake the defense and investigation of any such Indemnity Claim as provided in Section 9.5(a), then (i) the Indemnified Party may, at its sole cost and expense, participate in the defense of such Indemnity Claim, (ii) the Indemnified Party agrees to cooperate with the Indemnifying Party in such efforts and make available to the Indemnifying Party all witnesses, records, materials and information in the Indemnified Party's possession, under its control or to which it may have access as may be reasonably required by the Indemnifying Party, and
(iii) the Indemnifying Party will keep the Indemnified Party reasonably informed of the progress of the defense of any such Indemnity Claim. If the Indemnifying Party fails to undertake the defense and investigation of any such Indemnity Claim as provided in Section 9.5(a), then (i) the Indemnified Party against which such Indemnity Claim has been asserted shall have the right to undertake the defense, compromise, settlement and investigation of such Indemnity Claim on behalf of, and at the cost and expense of and for the account and risk of, the Indemnifying Party, (ii) the Indemnifying Party agrees to cooperate with the Indemnified Party in such efforts, and (iii) the Indemnified Party shall keep

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the Indemnifying Party reasonably informed of the progress of the defense of any such Indemnity Claim.

         9.6 Settlement of Indemnity Claims. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, (i) settle or compromise any Indemnity Claim or consent to the entry of any final judgment that does not include as an unconditional term thereof the delivery by the claimant or plaintiff of a written release or releases from all liability in respect of such Indemnity Claim of all Indemnified Parties affected by such Indemnity Claim, or (ii) settle or compromise any Indemnity Claim if the settlement imposes equitable remedies or material obligations on the Indemnified Party other than financial obligations for which such Indemnified Party shall be indemnified hereunder. The Indemnified Party shall not, without the prior written consent of the Indemnifying Party, settle or compromise any Indemnity Claim or consent to the entry of any final judgment with respect to an Indemnity Claim.

         9.7 Indemnification With Respect to Tax Matters. Notwithstanding anything to the contrary in this Article IX, the respective indemnification obligations of the parties to this Agreement with respect to Tax matters (including any breach by Seller of the representations and warranties contained in Section 3.18) shall be governed exclusively by Article X.

         9.8 Exclusivity of Indemnification Remedy. Except for any equitable relief, including injunctive relief or specific performance, to which any party to this Agreement may be entitled, the indemnification provided in this Article IX shall be the sole and exclusive remedy of any party with respect to this Agreement or the transactions contemplated by this Agreement, except with respect to any Losses incurred by any party as a result of fraud on the part of the other party or except with respect to matters arising under the Transition Services Agreement.

         9.9 Characterization and Indemnification Payments. All amounts paid pursuant to this Article IX and Article X shall be treated as adjustments to the Purchase Price for all Tax purposes.

                                    ARTICLE X
                                   TAX MATTERS

         10.1 Section 338(h)(10) Election. Seller and Buyer shall (i) join in making an election under Section 338(h)(10) of the Code (and any election corresponding to Section 338(h)(10) of the Code under foreign, state or local laws) with respect to the purchase of the Company (the "Section 338(h)(10) Election"); (ii) provide to the other party the necessary information to permit the Section 338(h)(10) Election to be made; and (iii) take all actions necessary and appropriate (including filing any necessary forms, returns, elections, schedules and other documents) as may be required to effect and preserve timely the Section 338(h)(10) Election in accordance with the provisions of Treas. Reg.
Section 1.338(h)(10)-1 (or any provisions comparable to Section 338(h)(10) of state or local Tax law).

         10.2 Purchase Price Allocations. The "aggregate deemed sales price" (as defined in Treas. Reg. Section 1.338-4) (the "ADSP") and the "adjusted gross-up basis" (as defined in Treas. Reg. Section 1.338-5) shall be allocated among the assets of the Company in accordance with Treas. Reg. Section 1.338-6 and Section 1.338-7. Seller shall determine the ADSP and deliver to Buyer an allocation of

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the ADSP among the assets of the Company within the later of ninety (90) days after the Closing Date or thirty (30) days after the payment of the Net Working Capital Adjustment Amount pursuant to Section 2.4(d) (the "Allocation Schedule"); provided, however, that the aggregate amount allocated to real property shall be as shown on Schedule 10.2 and Buyer, subject to Seller's review and approval, which approval shall not be unreasonably withheld, shall provide Seller with an allocation of the ADSP among goodwill and other intangible assets. If within thirty (30) days of receipt of the Allocation Schedule, Buyer notifies Seller in writing that Buyer objects to one or more items reflected on the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute. If Seller and Buyer fail to resolve any such dispute within thirty (30) days of Seller's receipt of Buyer's notice, the parties shall submit the dispute for resolution to the Accountant, and the Accountant's resolution of the dispute shall be final and binding on both parties and shall be deemed to amend the Allocation Schedule. Seller and Buyer shall file Internal Revenue Service Form 8023 and Form 8883 and any other state, local and foreign forms required for the Section 338(h)(10) Election in accordance with the Allocation Schedule. The parties agree not to take any position inconsistent with the Allocation Schedule for Tax reporting purposes. In the event the Allocation Schedule is disputed by any Taxing Authority, the party receiving notice of the dispute shall promptly notify the other party hereto concerning such dispute.

         10.3 Liability and Indemnification for Taxes.

         (a) Subject to this Article X, Seller shall be liable for and shall pay and indemnify, defend, save and hold harmless the Buyer Indemnified Parties from and against, without duplication, (i) all Taxes of the Company attributable to Pre-Closing Tax Periods; (ii) all Income Taxes imposed on the Company under Treasury Regulation 1.1502-6 (or comparable provisions of state or local law or regulation) solely as a result of the Company having filed Tax Returns before the Closing Date on a consolidated, combined or unitary basis with Seller or any other Person; (iii) any liability for Taxes resulting directly from making the
Section 338(h)(10) Election; (iv) any liability for Taxes resulting from a conveyance of the Excluded Property or relating to the TPH Spinoff pursuant to
Section 5.4(c) or, subject to Section 10.3(f), the conveyance to the Company of any Owned Real Property pursuant to Section 6.5(i); and (v) any and all Losses incurred by Buyer arising out of or resulting from any misrepresentation or breach of a warranty given by Seller pursuant to Section 3.18, except to the extent such Losses are otherwise indemnified pursuant to the foregoing clauses
(i) - (iv); provided, however, that Seller shall not be liable for or pay, and shall not indemnify, defend, save or hold harmless Buyer for, any Taxes (collectively, "Excluded Taxes") imposed on the Company as a result of the transactions occurring on the Closing Date that are properly allocable (based on Treasury Regulation 1.338-1(d) to periods after the Closing Date. Seller's indemnity obligations under this Section 10.3(a) for Taxes shall be reduced by the amount of liabilities therefor on the Closing Balance Sheet. Seller shall be entitled to any refund of (or credit for) Taxes allocable to any Pre-Closing Tax Period.

         (b) Subject to this Article X, Buyer shall be liable for and shall pay and indemnify, defend, save and hold harmless the Seller Indemnified Parties from and against (i) all Taxes of the Company attributable to any Post-Closing Tax Period and (ii) Excluded Taxes. Buyer shall be entitled to any refund of (or credit for) Income Taxes allocable to any Post-Closing Tax Period. In no event shall Buyer or any Affiliate of Buyer (including, from and after the Closing,

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the Company) carry back, or cause or permit the Company to carry back, any net operating loss or other Tax attribute arising after the Closing Date to any Tax Period ending on or prior to the Closing Date.

         (c) For purposes of Sections 10.3(a) and (b), whenever it is necessary to determine the liability for Taxes of the Company for a portion of any Straddle Period, Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two taxable periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day immediately following the Closing Date. Except with respect to Taxes described in Section 10.3(a)(ii)-(iv), items of income, gain, gross receipts, deduction, loss, credit and other relevant items of the Company for the Straddle Period shall be allocated between such taxable periods on a modified "closing of the books basis" by applying the principles of Treas. Reg. Section 1.1502-76(b)(2)(iii) to ratably allocate the items for the month that includes the Closing Date, if the Closing Date occurs on a day other than the last day of a fiscal month of the Business; provided, however, that (i) transactions occurring on the Closing Date that are properly allocable (based on Treasury Regulation Section 1.338-1(d)) to the portion of the Closing Date after the Closing shall be allocated to the taxable period that is deemed to begin at the beginning of the day immediately following the Closing Date, and (ii) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, and real property, personal property and similar Ad Valorem Taxes shall be apportioned between such taxable periods on a daily basis.

         (d) Any indemnity payments required to be made under this Section 10.3 shall be paid within ten (10) days after receipt of a written request of the party entitled to reimbursement, setting forth in detail the computation of the amount owed (but not earlier than five (5) days before such Taxes are due); provided, however, that in the case of a Tax that is contested in accordance with the provisions of Section 10.5, payment of the Tax to the appropriate Taxing Authority shall not be considered to be due earlier than the date a final and unappealable determination to such effect is made by a court of competent jurisdiction or, in the absence of a court proceeding, by the appropriate Taxing Authority.

         (e) Seller shall claim any deductions arising from the exercise of options to acquire Seller's stock held by employees of the Business. Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Company) not to, claim any such deduction on any Tax Return that Buyer is responsible for preparing under Section 10.4(a); provided, however, that if any deduction arising in respect of this Section 10.3(e) is not permitted by law or administrative practice to be reported on a Tax Return for which Seller has filing responsibility and is permitted by law or administrative practice to be reported on a Tax Return for which Buyer has filing responsibility under Section 10.4(a), then Buyer shall claim such deduction and pay to Seller the amount of any Tax Benefit that results from such deduction.

         (f) Except as otherwise provided in this Section 10.3, transfer Taxes and related fees and expenses incurred in connection with the purchase and sale of the Shares shall be borne by Seller; provided, however, that any transfer Tax attributable to real property, including Taxes attributable to the conveyance to the Company of owned Real Property pursuant to Section 6.5(i), shall be borne by Buyer to the extent such Tax exceeds the Tax that would have

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been imposed had the applicable Tax been determined based on a valuation of the real property at net book value as reflected in the Financial Statements immediately prior to the date such real property was transferred.

         10.4 Tax Returns.

         (a) Seller shall file or cause to be filed when due all Income Tax Returns for Income Taxes that are required to be filed by or with respect to the Company and its Affiliates for taxable years or periods ending on or before the Closing Date and shall remit or cause to be remitted any Income Taxes due in respect of such Tax Returns for Income Taxes. Subject to Seller's review and approval, which approval shall not be unreasonably withheld, Buyer shall file or cause to be filed when due all Tax Returns for Taxes that are required to be filed by or with respect to the Company for any Straddle Period or other taxable years or periods ending after the Closing Date and shall remit or cause to be remitted any Taxes due in respect of such Tax Returns. Seller or Buyer shall reimburse the other party for any Taxes for which Seller or Buyer is liable pursuant to Section 10.3, but which are payable with Tax Returns to be filed by the other party pursuant to this Section 10.4(a), upon the written request of the party entitled to reimbursement, setting forth in detail the computation of the amount owed by Seller or Buyer, as the case may be, but in no event earlier than five (5) days prior to the due date for the filing of such Tax Returns.

         (b) None of Buyer or any of its Affiliates shall (or after the Closing, shall cause or permit the Company to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to the Company (i) with respect to any Tax Period ending on or before the Closing Date, or (ii) with respect to any Straddle Period without the prior written consent of Seller, which consent shall not be unreasonably withheld.

         (c) With respect to any Tax Period for which Buyer has the obligation to file Tax Returns pursuant to Section 10.4(a), Seller shall promptly prepare and provide to Buyer a package of Tax information materials, including schedules and work papers, required by Buyer to enable Buyer to prepare and file, or cause to be prepared and filed, all Tax Returns required to be prepared and filed by Buyer pursuant to Section 10.4(a). Such package of Tax information materials shall be completed in accordance with past practice (including past practice as to providing such information) and as to the method of computation of separate taxable income or other relevant measure of income of the Company. Seller shall cause such package of Tax information materials to be delivered to Buyer within ninety (90) days after the Closing Date or, in connection with the preparation of any Tax Returns having a due date prior to ninety (90) days from the Closing Date, at such earlier time specified by Buyer (but in no event shall such earlier time be sooner than thirty (30) days after the Closing Date).

         10.5 Tax Indemnification Procedures; Contest Provisions.

         (a) Each party shall promptly notify the other party in writing upon receipt by such party or any of their respective Affiliates or Representatives of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, Claims or assessments (a

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"Tax Claim") for which such party is entitled to seek, or is seeking or intends to seek, indemnification pursuant to Section 10.3.

         (b) Seller shall have the sole right to control and to represent the interests of the Company in and with respect to any Tax Claim or administrative or court proceeding relating to Taxes for Tax Periods ending on or before the Closing Date and to employ counsel of its own choice for such purpose. Seller shall have the sole right to settle, either administratively or after the commencement of litigation, any proceeding relating to Taxes of the Company for any Tax Period ending on or before the Closing Date except that the prior written consent of the Buyer (which shall not be unreasonably withheld) is required of a settlement that negatively affects Buyer with respect to a tax period ending after the Closing Date. In the case of any Straddle Period, Seller shall be entitled to participate at its expense in or with respect to any Tax Claim or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such Straddle Period ending after the Closing Date and, with Buyer's written consent and at Seller's sole expense, may assume the entire control of such audit or proceeding. From and after the Closing, none of Buyer, the Company or any of their respective Affiliates or Representatives shall settle or compromise, or agree to settle or compromise, any Tax Claim that may be the subject of indemnification by Seller under Section
10.3 without the prior written consent of Seller, which consent shall not be unreasonably withheld.

         10.6 Assistance and Cooperation. After the Closing Date, Seller and Buyer shall, and shall cause their respective Affiliates to:

         (a) timely assist the other party in preparing any Tax Returns of the Company that such other party is responsible for preparing and filing pursuant to Section 10.4;

         (b) timely cooperate fully in preparing for any audits of, or disputes with Taxing Authorities regarding, any Tax Returns of the Company, including making employees available on a mutually convenient basis to testify at any proceeding;

         (c) make available to the other party and to any Taxing Authority in a timely manner as reasonably requested all information, records and documents relating to Taxes of the Company or the assets or properties or the Business;

         (d) provide timely notice to the other in writing of any pending or threatened Tax audits or assessments of the, Company for taxable periods for which the other may have liability under this Article X;

         (e) within ten (10) Business Days after the receipt of a written request therefor, furnish the other with copies of all correspondence received from any Taxing Authority in connection with any Tax audit or information request with respect to any taxable period of the Company for which the other may have liability under this Article X;

         (f) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Other Taxes described in
Section 10.3(f);

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         (g) timely provide to the other party powers of attorney or similar authorizations necessary to carry out the purposes of this Article X; and

         (h) use reasonable best efforts to properly retain and maintain accounting and Tax records and information, in a timely manner consistent with Taxing Authority guidelines, to the extent such records and information relate to the Company or any of the Business's assets and properties until ninety (90) days following the expiration of the applicable statute of limitations period for collections and promptly notify the other party prior to the destruction of any such Tax records or information and provide the other party a reasonable opportunity to make and retain copies of any such Tax records or information.

         10.7 Confidentiality of Tax Information. Unless otherwise required by law, stock exchange regulation or legal proceedings, each party shall, and shall cause its Representatives to, keep confidential any nonpublic Tax information, records and documents disclosed by the other party, or to which such party has received or been granted access, pursuant to this Article X and shall not use such Tax information for any purpose other than making the determinations and taking such other actions contemplated by this Article X. Notwithstanding the foregoing, the obligations of confidentiality contained in this Agreement shall not apply to the "tax treatment" and "tax structure," within the meaning of Treasury Regulation Section 1.6011-4, of the transaction contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses that are provided to Seller and Buyer relating to such tax treatment and tax structure) (but no other details regarding matters covered by this Agreement, including the identities of the parties) upon the earlier to occur of
(i) the date of the public announcement of discussions relating to the transactions contemplated by this Agreement, (ii) the date of the public announcement of the transaction contemplated by this Agreement, or (iii) the date of this Agreement; provided, however, that each party recognizes that the foregoing is not intended to affect either party's privilege to maintain, in its sole discretion, the confidentiality of communications with its attorneys or with a federally authorized tax practitioner under Section 7525 of the Code and each party may consult with a tax advisor regarding the tax treatment and tax structure at any time.

         10.8 Termination of Tax Sharing Agreements. Anything in any other agreement to the contrary notwithstanding, all liabilities and obligations between Seller or any of its Affiliates (other than the Company), on the one hand, and the Company, on the other hand, under any Tax allocation or Tax sharing agreement in effect on or prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date and all obligations thereunder shall terminate and no additional payments shall be made under any such allocation or agreement after the Closing Date. Each of Seller, Buyer and their respective Affiliates agrees that it will not pursue (either on its own behalf or on behalf of any Affiliates) reimbursement from any amount payable or attempt to enforce any act, event, condition or omission and hereby knowingly, voluntarily and unconditionally releases and forever discharges the Seller and its Affiliates and the Company and its Affiliates from any amount payable pursuant to any allocation or other agreement between Seller and Company. Seller shall take all appropriate action to terminate any Tax allocation and Tax sharing agreement between the Company and any other party.

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                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 Expenses. Except as otherwise provided in this Agreement, each party to this Agreement shall pay all of its own costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all terms, agreements, covenants and conditions contained in this Agreement on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

         11.2 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be delivered personally or sent by U.S. mail, telecopy, or overnight delivery service, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice) and shall be deemed given upon receipt by the party for whom intended:

         (a)      if to Buyer:

                  TBC Corporation
                  4770 Hickory Hill Road
                  Memphis, Tennessee  38141
                  Attention: President and Chief Executive Officer Facsimile No.: (901) 541-3639

                  with a copy to:

                  Thompson Hine LLP
                  2000 Courthouse Plaza NE
                  Dayton, Ohio  45402
                  Attention:  Sharen Swartz Neuhardt
                  Facsimile No.  (937) 443-6635

         (b)      if to Seller:

                  Sears, Roebuck and Co.
                  3333 Beverly Road
                  Hoffman Estates, Illinois 60179
                  Attention: General Counsel
                  Facsimile No.: (847) 286-2471

                  with a copy to:

                  Mayer, Brown, Rowe & Maw LLP
                  190 South LaSalle Street
                  Chicago, Illinois 60603
                  Attention: John R.  Schmidt
                  Facsimile No.: (312) 701-7711

The sending party shall have the burden of proving receipt.

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         11.3 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained in this Agreement unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated by this Agreement to be unreasonable.

         11.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement, and shall become binding when one or more counterparts have been executed and delivered by each of the parties. Such execution and delivery may be evidenced by an exchange of facsimile or telegraphic communications or any other rapid transmission device designed to produce a written record of communications transmitted.

         11.5 Assignment; Successors and Assigns. Neither this Agreement nor any of the rights, interest or obligations hereunder shall be assigned by any of the parties to this Agreement without the prior written consent of the other parties. Notwithstanding the foregoing, Buyer may, without the prior consent of Seller, assign this Agreement in whole or in part to any of its Affiliates; provided, however, that no assignment of this Agreement shall relieve Buyer of responsibility for the performance of all of its obligations hereunder. Upon any such assignment by Buyer, all references to "Buyer" in this Agreement shall be deemed to include Buyer's assignee. Any purported assignment not in compliance with this Section 11.5 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors or assigns, heirs, legatees, distributees, executors, administrators and guardians.

         11.6 No Third Party Beneficiaries. Except as provided in Sections 5.8 and 5.9, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

         11.7 Descriptive Headings. Titles and headings to Articles and Sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

         11.8 Schedules and Exhibits; Construction of Certain Provisions. The Schedules and Exhibits referred to in this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth in their entirety in this Agreement. Each disclosure in the Disclosure Schedule shall be deemed to qualify all representations and warranties of Seller, notwithstanding the lack of a specific cross-reference, except to the extent that its applicability to a particular representation, warranty, agreement or condition is not reasonably apparent from the disclosure thereof. Buyer acknowledges that the disclosure or inclusion of any specific agreement, document, instrument, report, item, fact or event by Seller in the Disclosure Schedule shall not create any implication or constitute any admission by Seller or its Affiliates or their respective Representatives that such agreement,

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document, instrument, report, item, fact or event is material to the Business, the Company or the financial condition, businesses, operations, liabilities, assets or properties of the Business or the Company, or would constitute a Material Adverse Effect. Buyer further acknowledges that the specification of any dollar amount in the representations and warranties contained in this Agreement or in the Disclosure Schedule is not intended to imply that such amount or higher or lower amounts are or are not material.

         11.9 No Implied Representation. Notwithstanding anything contained in
Article III or any other provision of this Agreement, it is the explicit intent of each party to this Agreement that Seller is making no representation or warranty whatsoever, express or implied, beyond those expressly given in this Agreement. Without limiting the generality of the foregoing, Buyer acknowledges that Seller is making no representation or warranty, express or implied, as to any information, data or material provided to Buyer or its Representatives, including any projections, forecasts or models, other than as expressly set forth in this Agreement and that Seller shall have no liability relating to, arising out of or resulting from the use by Buyer or its Representatives of, or the reliance by Buyer or its Representatives on, any such information, data or material, except for any liability pursuant to the terms of this Agreement. Buyer further agrees and acknowledges that any cost estimates, projections or other predictions contained or referred to in the Disclosure Schedule or in the offering materials provided to Buyer by Seller or its Affiliates or Representatives are not, and shall not be deemed to be, representations or warranties of Seller.

         11.10 Reasonable Consent Required. Where any provision of this Agreement requires a party to obtain the consent, approval or other acquiescence of any other party, such consent, approval or other acquiescence shall not be unreasonably conditioned, withheld or delayed by such other party, except as provided in Section 5.1(a).

         11.11 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Except as set forth in Section 9.1, the failure of any party to this Agreement to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part of this Agreement or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

         11.12 Governing Law; Jurisdiction; Waiver of Jury Trial.

         (a) THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE LAWS THAT MIGHT BE APPLICABLE UNDER CONFLICTS OF LAWS PRINCIPLES.

         (b) Except for disputed issues that by the terms of this Agreement are to be submitted to the Accountants, each of the parties to this Agreement irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York state court or Federal court of the United States of America, in either case sitting in the Borough of Manhattan, New York, New York, and any appellate court to any thereof, in any action or proceeding arising out of or relating to this Agreement, the Related Agreements or the transactions contemplated

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hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such New York state court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in any such New York state or Federal court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such New York state or Federal court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section
11.2. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

         (c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT AND THE RELATED AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12(c).

         11.13 Enforcement. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in addition to any other remedy to which any party is entitled at law or in equity.

         11.14 Entire Agreement: Amendments; Electronic Signatures. This Agreement, including the Schedules and Exhibits, and the Confidentiality Agreement and the Related Agreements contain the entire understanding of the parties to this Agreement with regard to the transactions contemplated by this Agreement. This Agreement may only be amended, modified or supplemented by written agreement of the parties. No agreement made through the use of electronic records or electronic signatures, as those terms are used in the Electronic Signatures in the Global and National Commerce Act, 15 U.S.C. Section 7001 et.seq., or the Delaware

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Uniform Electronic Transactions Act, 6 Del. C. Section 12A-101 et. seq., shall be enforceable or binding on either party to this Agreement.

         11.15 Construction; Joint Drafting. The parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed consistent with the joint drafting of this Agreement by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         11.16 Inadvertent Transfers of Real Property. The parties to this Agreement agree that it is their understanding, and one of the basic elements of this Agreement, that no real estate other than the Leased Real Property and the Owned Real Property shall be held in the name of the Company as of the Closing. Notwithstanding Buyer's acquisition of the Shares or any other provision of this Agreement to the contrary, in the event it is determined that there is any real property held by the Company other than the Leased Real Property and the Owned Real Property, Buyer shall, and shall cause its Affiliates (including, after the Closing, the Company) to, transfer such real property to Seller or its designee without payment of any consideration; provided, however, that Seller shall reimburse Buyer and its Affiliates for all of their out-of-pocket expenses incurred in connection with any such transfer. Any such real property transferred from the Company to Seller or its designee, whether prior to or after the Closing Date, shall be deemed to be Excluded Property. Notwithstanding anything to the contrary set forth in this Agreement, this Section 11.16 shall survive the Closing indefinitely.

                            [Signature page follows]

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

         IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the day and year first above written.

                                SEARS, ROEBUCK AND CO.

                                By:  /s/ W. Anthony Will
                                   ------------------------------------------
                                Name:  W. Anthony Will
                                Title: Vice President Business Development

                                TBC CORPORATION

                                By: /s/ Thomas W. Garvey
                                   ------------------------------------------
                                Name:  Thomas W. Garvey
                                Title: Executive Vice President and Chief
                                       Financial Officer





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